UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
(Rule 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under 240.14a-12
LIGAND PHARMACEUTICALS INCORPORATED
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MEETING DATE	Friday, June 4, 2021
TIME	8:30 a.m. (Pacific Time)
VIRTUAL MEETING LINK AND PASSWORD	www.meetingcenter.io/293363962 Password: LGND2021
RECORD DATE	April 13, 2021

Dear Stockholder:

The annual meeting of stockholders of Ligand Pharmaceuticals Incorporated (“Ligand” or the “Company”) will be held on June 4, 2021 at 8:30 a.m. Pacific time. You will be able to attend and participate in the annual meeting online, vote your shares electronically and submit your questions during the meeting by visiting: www.meetingcenter.io/293363962 on the meeting date and at the time described in the accompanying proxy statement. The password for the meeting is LGND2021. There is no physical location for the annual meeting. The annual meeting will be held for the following purposes:

1.    To elect a board of directors for the forthcoming year. Our board of directors has nominated the following nine persons, each to serve for a one year term to expire at the 2022 annual meeting of stockholders: Jason Aryeh, Sarah Boyce, Todd Davis, Nancy Gray, John Higgins, John Kozarich, John LaMattina, Sunil Patel and Stephen Sabba.
2.    To ratify the selection of Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending December 31, 2021.
3.    To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (the “SEC”).
4.    To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

Stockholders of record at the close of business on April 13, 2021 will be entitled to vote at the annual meeting. We have elected to use the internet as our primary means of providing our proxy materials to stockholders. Most stockholders will receive only a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and annual report, and for voting via the internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose.

Our stock transfer books will remain open between the record date, April 13, 2021, and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at our offices and at the meeting. Whether or not you plan to participate in the virtual annual meeting via live webcast, please vote by internet or telephone as described in the enclosed proxy materials or, if you request that the proxy materials be mailed to you, by signing, dating and returning the proxy card enclosed with those materials. If you attend the virtual annual meeting and vote at the meeting through the virtual annual meeting portal, your proxy will be revoked automatically and only your vote at the annual meeting will be counted. The prompt return of your proxy will assist us in preparing for the annual meeting.

This proxy statement and our annual report are available electronically at www.envisionreports.com/LGND.

By Order of the Board of Directors,

/s/ CHARLES S. BERKMAN
Charles S. Berkman Senior Vice President, General Counsel & Secretary
San Diego, California
April 23, 2021

PROXY STATEMENT SUMMARY
BUSINESS HIGHLIGHTS
2020 was a year filled with opportunities and challenges as a result of the pandemic. Through it all, Ligand continued to execute its strategies to deliver stellar financial, scientific, and operating performance. As a life science technology company, we are built upon several diverse technology platforms to serve our large portfolio of partners and customers. Our focus is to develop or acquire technologies that help pharmaceutical companies discover and develop medicines. In 2020, we played a vital role in helping serve global human health by supplying Captisol to Gilead Sciences, a component in Veklury®, the first FDA approved anti-viral treatment for sever COVID-19, and delivered to investors a more diversified company with a substantially expanded growth outlook.

There have been four recent defining factors driving our value, which are further discussed in the “Executive Compensation and Other Information” section:
•major expansion of our OmniAb antibody discovery platform;
•the most prolific acquisition year in our history, diversifying and adding to our growth prospects;
•serving Gilead to meet their Veklury production needs to help address the ongoing global health crisis; and
•strong revenue growth and effective capital deployment.
We have a very talented leadership team, a highly engaged, experienced board of directors, and a dedicated team of scientists driving the business. In parallel with our business success, we are a team that cares about our communities and the environment. We are dedicated to social equality and have implemented measures to help elevate our voice on this important topic. And we are implementing measures to reduce our carbon footprint and minimize consumables and other factors of production in running our technology. What we do matters. We are contributing to the advancement of some vitally important medicines to advance human health.

The summary below highlights certain information that may be found elsewhere in this proxy statement. We encourage you to read the entire proxy statement before casting your vote.

OUR BOARD’S VOTING RECOMMENDATIONS

Item	Description of Proposal	Recommendation	Page
1	Election of directors	FOR	12
2	Ratification of independent registered public accounting firm	FOR	19
3	Approval of compensation of named executive officers	FOR	22

DIRECTOR NOMINEES

Please find a list of director nominees to our Board of Directors (the “Board”) below. We maintain a diverse Board, which represents a wide range of experience and perspectives important to enhance the Board's effectiveness in fulfilling its oversight role. Additional information for each nominee can be found under “Proposal 1: Election of Directors”.

Name	Age*	Director Since	Professional Background
John W. Kozarich, Ph.D. (N)	71	2003	Interim CEO of Curza Global, LLC Former Vice President for Merck Research Laboratories
John L. Higgins	51	2007	Chief Executive Officer of Ligand Pharmaceuticals Incorporated
Jason M. Aryeh (HC)(N)	52	2006	Founder and Managing General Partner of JALAA Equities, LP
Sarah Boyce(HC)	49	2019	President and CEO of Avidity Biosciences, Inc.
Todd C. Davis(HC)	60	2007	Founder and Managing Partner of RoyaltyRx Capital
Nancy R. Gray, Ph.D.(A)(N)	61	2017	President and CEO of Gordon Research Conferences
John L. LaMattina, Ph.D.(HC)	71	2011	Senior Partner at PureTech Ventures Former President for Pfizer Global R&D
Sunil Patel(A)	49	2010	Former Executive Vice President and Chief Financial Officer for OncoMed Pharmaceuticals
Stephen L. Sabba, M.D.(A)(N)	61	2008	Leading Health Care Analyst and Portfolio Manager for Knott Partners, L.P.

*      As of April 13, 2021
(A) Member of the audit committee
(HC) Member of the human capital management and compensation committee
(N) Member of the nominating and corporate governance committee

CURRENT BOARD COMPOSITION

INDEPENDENT DIRECTOR TENURE
Average 11 years

0-5 years
10-15 years
16 years and above

AGE
Average 58 years

under 55 years
56-65 years
over 66 years

GENDER DIVERSITY
22% Female

Male
Female

INDEPENDENCE
8/9 Independent Directors

Independent
Non-Independent

2020 ESG HIGHLIGHTS

We aim to deliver long-term sustainable value to our stakeholders by promoting a diverse, inclusive and supportive culture; inspiring innovation; and fostering trust throughout our organization and within the communities we serve. Our corporate sustainability program continually identifies, assesses and manages the environmental, social and governance (ESG) factors that are relevant to our long-term performance. Our sustainability program takes into account the interests of our key stakeholders including employees, partners, our communities and our shareholders.

Our ESG priorities include energy and resource efficiency, employee and board diversity, workplace health and safety, waste management, human capital management, leadership with vendors and partners on environmental goals, business ethics and compliance, and data privacy and protection.

Our board of directors reviews and assesses our ESG programs to ensure we are meeting our commitments to all of our stakeholders.  In addition, our directors have committed themselves to various environmental and social diversity initiatives such as founding a non-profit conservation company, volunteering on boards of multiple non-profit organizations dedicated to social equality and meeting the needs of members of underrepresented groups, as well as sponsoring programs focused on identifying and providing high-value R&D jobs for women and people in underrepresented communities. See www.ligand.com for information about our ESG initiatives. Selected aspects of our program are discussed below.

Focus Areas	Description
Environmental
During 2020, we implemented green initiatives that reduce our overall carbon footprint, reduce water requirements in our contractor’s manufacturing processes, minimized packaging to reduce waste and fuel for shipping, implemented employee programs to educate and provide incentives for conservation, established recycling and disposal programs for corporate and laboratory materials and electronic waste, and began a program installing low-voltage lighting. We also donated surplus equipment and materials obtained through our acquisitions to institutions of higher education and finalized safety programs. In addition, we hold regular safety meetings and inspections to minimize risks associated with our R&D work. We established the Ligand Environmental Action Force (LEAF), a committee of employee volunteers with representatives at all of operating sites that manages corporate conservation initiatives and promotes awareness and involvement in environmental and conservation programs.

Social
As a growing organization, we have active employee recruiting and our priority is to hire the best and pursue a racially and gender diverse organization built on inclusion and trust. Our recent efforts include:
•adding two female directors to our board over the past few years;
•providing our employees work equipment in a safe and ergonomic manner;
•providing our laboratory workers all necessary personal protective equipment;
•encouraging our employees to be charitable and to support local, national, and international 501(c)(3) organizations by providing a company match to employee charitable cash contributions; and
•supporting employee involvement in local community service, conservation, and social justice programs by offering paid time off.

We also established the Alliance for Social Equality (ASE), a committee of employee volunteers with representatives at all of operating sites to promote education, awareness and involvement in social equality and diversity.

Governance	ESG matters are managed and monitored by senior management throughout the year and our board of directors exercise oversight over ESG matters. During 2020, we established an Extended Leadership Team that periodically discusses and review workforce diversity and inclusion, we reviewed and provided additional employee training on cybersecurity policies, and conducted risk assessment of the COVID-19 pandemic and of the changes as a result of working remotely due to the COVID-19 pandemic. Recently we updated the charter and mission of our board of director’s Compensation Committee to meet a broader mandate to oversee Human Capital Management.

2020 EXECUTIVE COMPENSATION HIGHLIGHTS

We endeavor to maintain sound executive compensation policies and practices consistent with our executive compensation philosophy. The following table highlights some of our executive compensation policies and practices, which are structured to drive performance and align our executives’ interests with our shareholders’ long-term interests. For more detailed information, please see the discussion under “Compensation Discussion and Analysis—Our Executive Compensation Practices.”

What We Do
Pay for Performance	✓	A substantial portion of our executives’ total direct compensation is performance-based or “at risk.”
Balanced Mix of Pay Components	✓	Target compensation is not overly weighted toward annual cash compensation and balances cash and long-term equity awards to align with our short- and long-term goals.
Annual Say-on-Pay Vote	✓	We seek an annual non-binding advisory vote from our stockholders to approve our executive compensation programs.
Independent Compensation Consultant	✓	The Human Capital Management and Compensation Committee retains an independent compensation consultant.
Annual Peer Group Analysis	✓	The Human Capital Management and Compensation Committee reviews external market data when making compensation decisions and annually reviews our peer group with its independent compensation consultant.
Annual Compensation Risk Assessment	✓	Each year we perform an assessment of any risks that could result from our compensation plans and programs.
Double-Trigger Change in Control Benefits	✓	We require a double-trigger (or both a change in control and termination of an executive’s employment) before vesting of equity awards is accelerated.
Limited Perquisites	✓	We provide our named executive officers with perquisites on a limited basis.
What We Do Not Do
No Employment Agreements	✗	We do not provide our executive officers with employment agreements
No Tax Gross-Ups	✗	We do not provide tax gross ups to our executives for “excess parachute payments.”
No Stock Option Repricing	✗	We prohibit option repricing without stockholder approval.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?	At our annual meeting, stockholders will act on the items outlined in the notice of meeting that is attached to this proxy statement. These include the election of directors, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm and the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement.
How can I attend the annual meeting?
The annual meeting will be conducted virtually via live webcast. You are entitled to participate in the annual meeting only if you were a stockholder of the Company as of the close of business on 4/13/2021, or if you hold a valid proxy for the annual meeting. No physical meeting will be held.

You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetingcenter.io/293363962. The password for the meeting is “LGND2021”. You also will be able to vote your shares online by attending the annual meeting by webcast. Questions and answers may be grouped by topic and substantially similar questions may be grouped and answered once. In order to promote fairness, efficient use of time and in order to ensure all stockholders are responded to, we will respond to up to two questions from a single stockholder.

To participate in the Annual Meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

If you hold your shares through an intermediary, such as a bank or broker, and wish to attend the annual meeting, you must register in advance using the instructions below.

The online meeting will begin promptly at 8:30 a.m., Pacific time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

How do I register to attend the annual meeting virtually on the internet?
If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the virtual annual meeting. Please follow the instructions on the notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, commonly known as holding shares in “street name,” you must register in advance to attend the virtual annual meeting. To register to attend the annual meeting you must submit proof of your proxy power (legal proxy) reflecting your ownership of shares of Ligand common stock along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 2:00 p.m., Pacific time, on June 1, 2021. Contact your bank or broker to obtain the legal proxy to provide to Computershare.

You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Requests for registration should be directed to our transfer agent Computershare at the following:
•By email - Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com
•By mail – Computershare
 Ligand Pharmaceuticals Incorporated Legal Proxy
 P.O. Box 43001
 Providence, RI 02940-3001

What if I have trouble accessing the Annual Meeting virtually?	The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it or you may call 1-888-724-2416.
Who can vote at the meeting?	Only stockholders of record as of the close of business on the Record Date are entitled to vote the shares of stock they held on that date. Stockholders may vote by attending the annual meeting or by proxy (see “How can I attend the annual meeting” above and “How do I vote by proxy?” below). Each holder of shares of common stock is entitled to one vote for each share of stock held on the proposals presented in this proxy statement. Our amended and restated bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person (including as a participant in the virtual annual meeting) or represented by proxy, will be a quorum for the transaction of business at the meeting.
How many votes do I have?	Each share of our common stock that you own as of April 13, 2021 entitles you to one vote. The Notice of Internet Availability of Proxy Materials that is sent to you, or the proxy card or voting instruction form that is included in the proxy materials mailed to you if you have requested delivery by mail, will show the number of shares that you are entitled to vote.
What is a “broker non-vote”?	A broker non-vote occurs when a broker holding shares for a beneficial owner, commonly known as holding shares in “street name,” does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

How are votes counted?
Directors will be elected by a favorable vote of a plurality of the aggregate votes present, as an attendee to the live webcast or by proxy, at the annual meeting. Accordingly, abstentions will not affect the outcome of the election of candidates for director. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items, such as the election of directors, the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement and any stockholder proposals. Thus, if the beneficial owner does not give a broker specific instructions, the beneficially owned shares may not be voted on this proposal and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

The proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 requires the affirmative vote of a majority of the aggregate votes present, as an attendee to the live webcast or by proxy, and entitled to vote at the annual meeting. Abstentions will have the same effect as a vote against this proposal. However, ratification of the selection of Ernst & Young LLP is considered a routine matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal.

Approval of the non-binding advisory resolution on our executive compensation requires the affirmative vote of a majority of the aggregate votes present, as an attendee to the live webcast or by proxy, and entitled to vote at the annual meeting. Abstentions will have the same effect as a vote against this proposal. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on the resolution to approve the compensation of our named executive officers. As a result, broker non-votes will have no effect on the outcome of the vote.

All votes will be counted by an inspector of elections appointed for the meeting. The inspector will count separately “yes” votes, “no” votes, abstentions and broker non-votes. Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Voting results will be tabulated and certified by our mailing and tabulating agent, Computershare.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?	Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders who have not previously requested the receipt of paper proxy materials advising them that they can access this proxy statement, the 2020 annual report and voting instructions over the internet at http://www.envisionreports.com/LGND, by calling toll-free (866) 641-4276, or by sending an e-mail to investorvote@computershare.com with “Proxy Materials Ligand Pharmaceuticals” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. There is no charge for you requesting a copy. Please make your request for a copy on or before May 25, 2021 to facilitate timely delivery. In addition, stockholders may request to receive proxy materials electronically by email or in printed form by mail on an ongoing basis. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Our proxy statement and related materials are first being made available to our shareholders on or about April 23, 2021. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact of the annual meeting.

How do I vote by proxy?	Record Holders
If you are a stockholder of record on the Record Date, you may vote in one of the following four ways:
:
By the internet. You may go to www.envisionreports.com/LGND 24 hours a day, 7 days a week, and follow the instructions. You will need the 15-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. The internet voting system allows you to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT, on June 3, 2021.

'
By telephone. On a touch-tone telephone, you may call toll-free 1-800-652-8683, 24 hours a day, 7 days a week, and follow the instructions. You will need the 15 digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. As with internet voting, you will be able to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT, on June 3, 2021.

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By mail. If you are a stockholder of record, and you elect to receive your proxy materials by mail, you may vote by proxy by marking, dating, and signing your proxy card exactly as your name appears on the card and returning it by mail in the postage-paid envelope that will be provided to you. You should mail the proxy card form in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card or voting instruction form if you are voting over the internet or by telephone.

:
At the annual meeting. You may vote your shares at the virtual annual meeting by the internet if you attend via live webcast. See “How can I attend the annual meeting?” and “How do I register to attend the annual meeting virtually on the internet?” above for additional details.

Even if you plan to attend the annual meeting, we encourage you to vote over the internet or by telephone prior to the meeting. It is fast and convenient, and votes are recorded and confirmed immediately.
Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote during the annual meeting, you must obtain a valid proxy from your broker, bank or other agent and register with Computershare no later than 2:00 p.m., Pacific time, on June 1, 2021. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form. See “How do I register to attend the annual meeting virtually on the internet” above for additional details on how to register with Computershare.

May I revoke my proxy?	If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy by sending in another signed proxy with a later date, by notifying our corporate secretary, Charles S. Berkman, in writing before the annual meeting that you have revoked your proxy, or by attending the annual meeting and voting during the meeting.
What is the quorum requirement?	A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued, outstanding and entitled to vote are present via live webcast or represented by proxy at the annual meeting. On the Record Date, there were 16,652,080 shares outstanding and entitled to vote. Accordingly, 8,326,041 shares must be represented by stockholders present at the annual meeting or by proxy to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the annual meeting or a majority in voting power of the stockholders entitled to vote at the annual meeting, present in person (as an attendee to the live webcast) or represented by proxy, may adjourn the annual meeting to another time or place.
I share an address with another stockholder, and we received only one paper copy of the proxy materials and annual report. How may I obtain an additional copy of these materials?
The rules of the SEC permit us, under certain circumstances, to send a single set of the Notice of Internet Availability of Proxy Materials, proxy materials, and annual reports to any household at which two or more stockholders reside. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses.

In order to take advantage of this opportunity, we have delivered only one Notice of Internet Availability of Proxy Materials or, if you previously requested to receive paper proxy materials by mail, one proxy statement and annual report to stockholders who share an address (unless we received contrary instructions from the affected stockholders prior to the mailing date). We will mail a separate copy of any of these documents, if requested. Requests for separate copies of any of these documents, either now or in the future, as well as requests for single copies in the future by stockholders who share an address and are currently receiving multiple copies, can be made by stockholders of record by contacting our corporate secretary at Ligand Pharmaceuticals Incorporated, 3911 Sorrento Valley Boulevard, Suite 110, San Diego, CA 92121, or by telephone at (858) 550-7500. Such requests by street name holders should be made through their bank, broker or other holder of record.

How can I find out the results of the voting at the annual meeting?	Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

Proposal no. 1
ELECTION OF DIRECTORS

The persons named below have been nominated by our board of directors to serve as directors of our company until the next annual meeting of stockholders and until their successors have been elected and qualified. The nine candidates receiving the highest number of affirmative votes of the shares entitled to vote at the annual meeting will be elected directors of our company. As of the date of this proxy statement, our board of directors is not aware of any nominee who is unable to or will decline to serve as a director. If, however, any of those named are unable to serve at the time of the annual meeting, the proxyholders may exercise discretionary authority to vote for substitutes.

BUSINESS EXPERIENCE OF DIRECTOR NOMINEES

Jason M. Aryeh has served as a member of our board of directors since September 2006. Mr. Aryeh has more than twenty years of equity investment experience focused on the life sciences industry. He is the Founder and Managing General Partner of JALAA Equities, LP, a private investment fund focused on the biotechnology and medical device sectors. He has served in such capacity since 1997. Mr. Aryeh currently serves on the board of directors of Orchestra BioMed and Anebulo Pharmaceuticals. Since 2006, Mr. Aryeh has served as chairman of the board, on the board of directors or as a consultant to many public and private life sciences companies and charitable foundations, including the Cystic Fibrosis Foundation’s Therapeutics Board. Mr. Aryeh also serves as chairman of the board of directors of Rio Grande Renewables, LLC, a renewable energy company he co-founded in 2009. Mr. Aryeh earned a B.A. in economics, with honors, from Colgate University, and is a member of the Omnicron Delta Epsilon Honor Society in economics. Mr. Aryeh’s experience in capital markets, including his service as managing general partner of a hedge fund focused on the life sciences sector, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Sarah Boyce has served as a member of our board of director since October 2019. Since October 2019, Ms. Boyce has served as President and Chief Executive Officer of Avidity Biosciences, Inc., a publicly-traded biotechnology company. Prior to joining Avidity, she served as a Director and President of Akcea Therapeutics, a publicly-traded biopharmaceutical company focused on serious and rare diseases, from April 2018 through September 2019. Ms. Boyce served as Chief Business Officer at Ionis Pharmaceuticals from January 2015 to April 2018, where she was responsible for business development, alliance management, patient advocacy and investor relations. Prior to Ionis, she served as Vice President, Head of International Business Strategy and Operations at Forest Laboratories, Inc. Ms. Boyce held various positions with Alexion Pharmaceuticals Inc., Novartis Group AG, Bayer AG and F. Hoffmann-La Roche AG. Ms. Boyce also currently serves on the Board of Directors of Berkeley Lights Inc., a publicly-held biopharmaceutical company. Ms. Boyce received a B.S. degree in microbiology from the University of Manchester, England. Ms. Boyce’s executive experience in the biopharmaceutical industry and knowledge of our business contributed to our board of directors’ conclusion that she should serve as a director of our company.

Todd C. Davis has served as a member of our board of director since March 2007. He is the Founder and Managing Partner of RoyaltyRx Capital, a special opportunities investment firm founded in 2018. From 2006 until 2018, Mr. Davis was a Founder & Managing Partner of Cowen/HealthCare Royalty Partners, a global healthcare investment firm. He has almost thirty years of experience in both operations and investing in the biopharmaceutical and life science industries. Mr. Davis has been involved in over $3 billion in healthcare financings including growth equity, public equity turnarounds, structured debt and royalty acquisitions. He has also led, structured and closed over 40 additional intellectual property licenses, as well as hybrid royalty-debt deals. Previously, Mr. Davis was a partner at Paul Capital Partners, where he co-managed that firm’s royalty investments as a member of the Royalty Management Committee. He also served as a partner responsible for biopharmaceutical growth equity investments at Apax Partners. Mr. Davis began his business career in sales at Abbott Laboratories where he held several commercial roles of increasing responsibility. He subsequently held general management, business development, and licensing roles at Elan Pharmaceuticals. Mr. Davis is a navy veteran and holds a B.S. from the U.S. Naval Academy and an M.B.A. from Harvard University. He currently serves on the board of Palvella Therapeutics Inc., a privately-held biopharmaceutical company, BioDelivery Sciences International, Inc., a publicly-traded specialty pharmaceutical company, and Vaxart, Inc., a publicly-traded specialty pharmaceutical company. He is also a board member of the Harvard Business School Healthcare Alumni Association. Mr. Davis’ financial and accounting expertise and his service as a director of public and private companies contributed to our board of directors’ conclusion that he should serve as a director of our company.

Nancy R. Gray, Ph.D., has served as a member of our board of directors since of August 2017. Dr. Gray has acted as the President and CEO of Gordon Research Conferences (GRC), a non-profit organization focused on organizing international scientific conferences, since 2003. In her capacity as CEO of the GRC, she is dedicated to social equality initiatives such as managing a diversity initiative that supports the attendance of over 250 U.S. underrepresented minority scientists at GRC each year and working with HBCUs (historically black colleges and universities) to recruit minority undergraduate students for summer internships at GRC. From December 1997 until August 2003 she served as the Director of Membership for the American Chemical Society. Prior to that, Dr. Gray worked as a Senior Research Scientist at Exxon/Mobil Research and Engineering, a subsidiary of Exxon Mobil Corporation focused on researching oil and gas. Dr. Gray is a Fellow of the Royal Society of Chemistry, a Fellow of the American Association for the Advancement of Science and a member of the American Chemical Society. She was a Research Fellow at the Foundation on Matter Institute for Atomic and Molecular Physics in Amsterdam, and completed the Harvard Executive Education Finance for Senior Executives program. She also has authored or co-authored numerous scientific articles. Dr. Gray received her B.S. in Chemistry from the University of Notre Dame in 1981 and her Ph.D. in Fuel Science from The Pennsylvania State University in 1985. Dr. Gray’s scientific background and knowledge of the biotechnology industry contributed to our board of directors’ conclusion that she should serve as a director of our company.

John L. Higgins is our Chief Executive Officer, a position he has held since January 2007 and he has been a member of our board of directors since March 2007. Prior to joining our company, Mr. Higgins served as Chief Financial Officer at Connetics Corporation, a specialty pharmaceutical company, since 1997, and also served as Executive Vice President, Finance and Administration and Corporate Development at Connetics until its acquisition by Stiefel Laboratories, Inc. in December 2006. Before joining Connetics, he was a member of the executive management team at BioCryst Pharmaceuticals. Prior to BioCryst, Mr. Higgins was a member of the healthcare banking team of Dillon, Read & Co. Inc., an investment banking firm. Mr. Higgins serves on the board, audit committee and nominations & governance committee of Bio-Techne Corporation, a publicly-traded life sciences services. Mr. Higgins has served as a director on numerous public and private companies. He also serves as the chairperson of the board of trustees of Academy of Whole Learning, a non-profit organization dedicated to providing educational and therapy services to children of underrepresented communities. He graduated Magna Cum Laude from Colgate University with an A.B. in economics. Mr. Higgins’ executive experience operating and managing public biotechnology companies, his prior service on other company boards and his financial transaction experience as an investment banker in the biopharmaceutical industry contributed to our board of directors’ conclusion that he should serve as a director of our company.

John W. Kozarich, Ph.D., has served as a member of our board since March 2003. Since November 2019, Dr. Kozarich has served as interim Chief Executive Officer of Curza Global, LLC, a biopharmaceutical company, where he has served as a member of the board of directors since February 2019. Dr. Kozarich also serves as Distinguished Scientist Emeritus of ActivX Biosciences, Inc., and previously served as ActivX’s Chairman and President from 2004 through March 2017. From 1992 to 2001, Dr. Kozarich was vice president at Merck Research Laboratories and previously held professorships at the University of Maryland and Yale University School of Medicine. Dr. Kozarich is also an adjunct professor of Chemical Biology and Medicinal Chemistry at the University of Texas, Austin and serves on the board of Intec Pharma Ltd., a publicly-traded biotechnology company. Previously, Dr. Kozarich served as a director of ActivX Biosciences Inc., Corium Intl, Novelion Therapeutics and Retrophin, Inc. He is also a recipient of the Distinguished Scientist Award from the San Diego Section of the American Chemical Society. Dr. Kozarich earned his B.S. in chemistry, summa cum laude, from Boston College, his Ph.D. in biological chemistry from the Massachusetts Institute of Technology, and was an NIH Postdoctoral Fellow at Harvard. In selecting Dr. Kozarich to serve as a director, the board considered, among other things, his valuable pharmaceutical and international experience, including his service at Merck Research Laboratories, which is part of one of the world’s largest pharmaceutical companies, and his service with ActivX Biosciences, Inc., Novelion Therapeutics Inc. and Corium Intl. Our company also benefits from Dr. Kozarich’s financial and accounting experience in the pharmaceutical and biotechnology industries.

John L. LaMattina, Ph.D., has served as a member of our board since February 2011. He spent 30 years at Pfizer Inc. with his last position starting in 2004 as President, Pfizer Global R&D. Dr. LaMattina began his career at Pfizer as a medicinal chemist in 1977. During his career, he was appointed to various positions of increasing responsibility for Pfizer Central Research, including Vice President of U.S. Discovery Operations in 1993, Senior Vice President of Worldwide Discovery Operations in 1998, Senior Vice President of Worldwide Development in 1999. Dr. LaMattina graduated with cum laude honors from Boston College with a B.S. in Chemistry. He received a Ph.D. from the University of New Hampshire in Organic Chemistry and subsequently was at Princeton University in the National Institutes of Health Postdoctoral Fellowship program. Dr. LaMattina is currently a senior advisor and board member at PureTech Health and serves on the boards of directors of Immunome, Inc., a publicly-traded biopharmaceutical company, and several privately-held biopharmaceutical companies. From 2013 until May 2020, Dr. LaMattina served on the board of directors of Zafgen, Inc., a publicly-traded biotechnology company, until its acquisition by Chondrial Therapeutics, Inc. and subsequent name change to Larimar Therapeutics, Inc. Dr. LaMattina also serves on the scientific advisory board of Frequency Therapeutics, a publicly-trade biotechnology company. Dr. LaMattina is a contributing writer to Forbes magazine. Dr. LaMattina’s scientific and strategic knowledge of the biopharmaceutical industry and his directorship of public and private biopharmaceutical companies contributed to our board of directors’ conclusion that he should serve as a director of our company.

Sunil Patel has served as a member of our board of directors since October 2010. He has more than 20 years of senior management and R&D experience in the biotechnology industry. Mr. Patel has worked as an independent consultant to biotechnology companies advising on strategy and corporate development initiatives since March 2018. From 2009 to March 2018, Mr. Patel served in executive roles of increasing responsibility at OncoMed Pharmaceuticals, a publicly-traded biotechnology company, most recently as Executive Vice President and Chief Financial Officer. Mr. Patel has held senior management positions in corporate development, marketing, and strategy with BiPar Sciences, Allos Therapeutics, Connetics, Abgenix and Gilead Sciences. Mr. Patel also worked at McKinsey & Company serving biotechnology and pharmaceutical clients and has held scientific research positions at ZymoGenetics and ProCyte. Mr. Patel received his undergraduate degree in Chemistry at the University of California, Berkeley, and master’s degree in Molecular Bioengineering/Biotechnology at the University of Washington. Mr. Patel executive and corporate development experience in the biopharmaceutical industry, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Stephen L. Sabba, M.D., has served as a member of our board of directors since August 2008. Dr. Sabba has been a leading Bio/Pharma Analyst and Fund Manager for Knott Partners, L.P., an investment fund company, since November 2006. Previously he was a Partner and Director of Research with Kilkenny Capital Management, a Chicago-based Health Care hedge fund. Prior to that, Dr. Sabba was Director of Research at Sturza’s Medical Research, and previously was a gastroenterologist and internist in private practice at Phelps Hospital in North Tarrytown, New York. He received his M.D. from the New York University School of Medicine, and completed a residency in internal medicine and a fellowship in gastroenterology at the Veterans Administration Medical Center in New York City. He earned a B.S. with honors at Cornell University. Dr. Sabba served as a member of the board of the directors for Novelion Therapeutics Inc., a leading Canadian biotech company from June 2012 to January 2020. Dr. Sabba’s experience in accounting and capital markets and deep knowledge of the biopharmaceutical industry, including his background as a medical doctor, contributed to our board of directors’ conclusion that he should serve as a director of our company.

DIRECTOR INDEPENDENCE

Our board of directors has determined that, with the exception of Mr. Higgins, each of the directors is an independent director under the Nasdaq Global Market listing standards. The independent directors have two or more regularly scheduled executive sessions per year at which only the independent directors are present.

BOARD MEETINGS AND COMMITTEES

Our board of directors held nine meetings, all by telephone, and acted by unanimous written consent four times during the year ended December 31, 2020. During such year, each incumbent director attended all of the meetings of our board of directors and of each the committees on which he or she served which were held during the periods in which he or she served. We do not have a policy regarding attendance of the directors at the annual meeting. At our 2020 annual meeting of stockholders, none of our then-current directors was in attendance.

Our board of directors has an audit committee, a nominating and corporate governance committee and a human capital management and compensation committee. Each committee is described below. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found in the “Investors—Governance” section of our website at www.ligand.com. Our board of directors has determined that each member of these committees meets the applicable rules and regulations regarding independence and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to our company.

Audit Committee

The audit committee is primarily responsible for overseeing our accounting and financial reporting processes, auditing of financial statements, systems of internal control, and financial compliance programs. The audit committee currently consists of Dr. Gray, Mr. Patel and Dr. Sabba (chair). The audit committee held zero in-person and four telephonic meetings during 2020. After reviewing the qualifications of all current committee members and any relationship they may have that might affect their independence from the Company, our board of directors has determined that (i) all current committee members are “independent” as defined under Section 10A of the Securities Exchange Act of 1934, as amended, (ii) all current committee members are “independent” as defined under the applicable Nasdaq Global Market listing standards, (iii) all current committee members have the ability to read and understand financial statements and (iv) Dr. Sabba qualifies as an “audit committee financial expert.” The latter determination is based on a qualitative assessment of his level of knowledge and experience based on a number of factors, including his formal education and experience.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for identifying and recommending candidates for director of our company. The nominating and corporate governance committee currently consists of Mr. Aryeh (chair) and Drs. Kozarich, Gray and Sabba. Each member of the nominating and corporate governance committee is an independent director under the Nasdaq Global Market listing standards. The nominating and corporate governance committee held zero in-person meeting and two telephonic meetings during 2020.
The nominating and corporate governance committee considers nominees recommended by stockholders, if submitted in writing to the Secretary at our principal executive offices and accompanied by the author’s full name, current address and telephone number. The nominating and corporate governance committee has set no specific minimum qualifications for candidates it recommends, but considers each individual’s qualifications, such as high personal integrity and ethics, relevant expertise and professional experience, as a whole. The nominating and corporate governance committee and the board as a whole consider it beneficial to us to have directors with a diversity of backgrounds and skills. The nominating and corporate governance committee and the board as a whole have no formal policy with regard to the consideration of diversity in identifying director nominees. The nominating and corporate governance committee considers candidates throughout the year and makes recommendations as vacancies occur or the size of our board of directors expands. Candidates are identified from a variety of sources including recommendations by stockholders, current directors, management, and other parties. The nominating and corporate governance committee considers all such candidates in the same manner, regardless of source. Under its charter, the nominating and corporate governance committee may retain a search firm to identify and recommend candidates but has not done so to date.

Human Capital Management and Compensation Committee

The Human Capital Management and Compensation Committee has the authority to review, monitor and discuss with management the Company’s strategies, policies and practices related to human capital management within the Company’s workforce, including with respect to diversity and inclusion initiatives and programs, employee development, retention and engagement, workplace safety, corporate culture and succession planning. The Committee also has the authority to review and monitor the appropriateness, effectiveness, risk mitigation effects and value creation of such strategies, policies and practices. The committee reviews and approves our compensation policies, sets executive officers’ compensation and administers our incentive plans. The Human Capital Management and Compensation Committee consists of Messrs. Aryeh and Davis (chair), Dr. LaMattina and Ms. Boyce. Each member is an independent director under the Nasdaq Global Market listing standards. The Human Capital Management and Compensation Committee held five meetings with zero in-person and five by telephone, and acted by unanimous written consent four time during 2020.

BOARD LEADERSHIP STRUCTURE

Our board of directors has nominated nine persons to serve as directors of our company until the next annual meeting of stockholders, eight of whom are independent. We separate the roles of chief executive officer and chairman of our board of directors in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for our company and the day-to-day leadership and performance of our company, while the chairman of our board of directors provides guidance to the chief executive officer and presides over meetings of the full board of directors. We believe that this separation of responsibilities provides a balanced approach to managing the board of directors and overseeing the Company.

BOARD’S ROLE IN RISK OVERSIGHT

Our board of directors is actively involved in oversight of risks that could affect our company. The board’s role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to our company, including risks associated with our operational, financial, legal and regulatory functions. The full board (or the appropriate board committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a board committee engages in a discussion related to areas of material risk to our company, the chairperson of the relevant committee reports on the discussion to the full board during the committee reports portion of the next board meeting. This enables the board and its committees to coordinate the risk oversight role.

POLICY REGARDING TRANSACTIONS IN COMPANY SECURITIES

Our insider trading policy provides that officers, directors and employees and their respective family members (including spouses, minor children or any other family members living in the same household), should ordinarily not directly or indirectly participate in transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety. Such activities would include the purchase of put or call options, or the writing of such options. In addition, put and call options and other hedging transactions are not permitted under a 10b5-1 trading plan implemented by any officer, director or employee. Aside from such prohibitions, we do not maintain any other policies regarding hedging transactions by our directors, officers and employees.

CORPORATE AND GOVERNANCE HIGHLIGHTS

Our board of directors is highly committed to policies and practices focused on environmental sustainability, positively impacting our social community and maintaining and cultivating good corporate governance. By focusing on such environmental, social and governance (ESG) policies and practices, we believe we can affect a meaningful and positive change in our community and maintain our open, collaborative corporate culture. We create a workplace where all employees are treated with dignity and respect, and individual differences are valued, all with the goal of securing the trust and satisfaction of our employees. We foster this culture through our robust learning and development program and our competitive compensation and health and benefit programs. Our culture supports inclusion, individuality and respect within the workplace. We will continue our proactive shareholder and employee engagement in 2021. See www.ligand.com for information about our ESG policies and practices.

ENVIRONMENTAL, HEALTH AND SAFETY (EHS)

We are committed to providing a safe and healthy workplace, promoting environmental excellence in our communities, and complying with all relevant regulations and industry standards. We establish and monitor programs to prevent injuries and maintain compliance with applicable regulations. By focusing on such practices, we believe we can affect a meaningful, positive change in our community and maintain a healthy and safe environment. Our animal health facility in Emeryville, California, has received accreditation from Association for Assessment and Accreditation of Laboratory Animal Care International (AAALAC), a non-profit organization that promotes the humane treatment of animals in science through voluntary accreditation and assessment programs. We expect to continue our commitment to high quality standard in 2021.

COMMUNICATING WITH THE BOARD OF DIRECTORS

Stockholders may communicate with our board of directors or individual directors by mail, in care of the Secretary, at our principal executive offices. Letters are distributed to the board of directors, or to any individual director or directors as appropriate, depending on the content of the letter. However, items that are unrelated to the duties and responsibilities of the board of directors will be excluded. In addition, material that is illegal, inappropriate or similarly unsuitable will be excluded. Any letter that is filtered out under these standards, however, will be made available to any director upon request.

COMPENSATION OF DIRECTORS

Cash Compensation

Under our non-employee director compensation policy in effect during 2020, each director is eligible to receive an annual retainer of $50,000. No meeting fees are paid. In addition, the chairperson of the board will receive an additional annual retainer of $30,000. Non-employee directors also receive additional annual retainers for service on committees of the board, as provided in the table below. Directors may elect to receive their retainers in cash or vested shares of our common stock, which shares are issued under our 2002 Stock Incentive Plan, or the 2002 Plan, although none of our directors elected to do so during 2020.

Non-employee members of our board of directors are also reimbursed for expenses incurred in connection with such service.

Service	Annual Retainer (Chair)	Annual Retainer (Member)
Audit Committee	$20,000	$10,000
Human Capital Management and Compensation Committee	15,000	7,500
Nominating and Corporate Governance Committee	10,000	5,000

Equity Compensation

Pursuant to our non-employee director compensation policy, each new non-employee director an initial grant of stock options and restricted stock units, or RSUs, under our 2002 Plan. These initial awards are granted effective on the date on which a recipient first becomes a non-employee director of our company. In addition, effective on the date of each annual meeting of stockholders, each non-employee director receives an annual grant of stock options and RSUs under the 2002 Plan. In April 2020, on the recommendation of the Human Capital Management and Compensation Committee based on a review of our peer group companies, our board revised its policy regarding the initial and annual grants to non-employee directors to provide for the following initial and annual awards.

	Target Value of RSU Award(1)	Target Value of Option Award(2)	Total Target Value of Award
Initial Grant	$145,000	$280,000	$425,000
Annual Grant	85,000	175,000	260,000

(1) The actual number of RSUs to be awarded is calculated by dividing (a) the target grant value of the RSU award, by (b) the average closing price per share of our common stock on the Nasdaq Global Market (or such other established stock exchange or national quotation system on which the stock is quoted) for the 60-calendar day period prior to the date of grant.
(2) The actual number of options to be awarded is calculated using the Black-Scholes option pricing model (utilizing the same assumptions that we utilize in the preparation of our financial statements).

The exercise price of options granted to our directors is equal to the fair market value of our common stock on the Nasdaq Global Select Market on the effective date of grant. The initial awards vest in three equal annual installments on each of the first three anniversaries following the date of grant. The annual awards vest in full on the earlier of (1) the date of the annual meeting of our stockholders following the grant date, and (2) on the first anniversary of the date of grant. In addition, all awards will vest in full in the event of a change in control or a hostile take-over, each as defined under our 2002 Stock Incentive Plan, or the 2002 Plan. A non-employee director is able to exercise his or her stock options that were vested at the time of his or her cessation of board service until the first to occur of (1) the third anniversary of the date of his or her cessation of board service, or (2) the original expiration date of the term of such stock options.

Non-Employee Director Ownership Guidelines

Our non-employee director compensation policy contains ownership guidelines so that members of the board are required to own shares with a value of at least three times the then-current annual retainer after they have completed three years of board service. As of the date of this proxy statement, all non-employee directors were in compliance with these guidelines.

DIRECTOR COMPENSATION TABLE

The following table provides information related to the compensation of each of our non-employee directors for fiscal 2020. John Higgins, our only employee director, receives no compensation for his service as a member of the board. Mr. Higgins’ compensation is described under “Executive Compensation and Other Information” below.

Name	Cash Fees	Stock Awards (1)	Option Awards(1)	Total
Jason M. Aryeh	$67,624	$97,709	$166,300	$331,633
Todd Davis	65,124	97,709	166,300	329,133
Nancy Gray	60,124	97,709	166,300	324,133
John W. Kozarich	85,124	97,709	166,300	349,133
Sunil Patel	60,124	97,709	166,300	324,133
Stephen L. Sabba	75,124	97,709	166,300	339,133
John L. LaMattina	57,624	97,709	166,300	321,633
Sarah Boyce	57,624	97,709	166,300	321,633
(1)    Reflects the grant date fair value for stock and option awards granted in 2020, calculated in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of stock and option awards are set forth under Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 24, 2021.

    As of December 31, 2020, our non-employee directors listed in the table above held outstanding stock awards and options as follows:

Name	Number of Shares Underlying Outstanding Restricted Stock Units	Number of Shares Underlying Outstanding Stock Options
Jason M. Aryeh	831	19,864
Todd Davis	831	11,469
Nancy Gray	831	12,465
John W. Kozarich	831	41,869
Sunil Patel	831	19,864
Stephen L. Sabba	831	41,869
John L. LaMattina	831	24,699
Sarah Boyce	1,785	7,751
RECOMMENDATION OF THE BOARD OF DIRECTORS
The board of directors unanimously recommends a vote FOR the nominees listed above.

Proposal no. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

On April 8, 2021, our Audit Committee approved the selection of Ernst & Young LLP as its independent registered public accounting firm. You are being asked to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Neither the firm nor any of its members has any relationship with us or any of our affiliates, except in the firm’s capacity as our independent registered public accounting firm.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by Delaware law, our certificate of incorporation, our amended and restated bylaws, or otherwise. However, the board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the board of directors will reconsider its selection. Even if the selection is ratified, the board of directors or its audit committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if such a change would be in our and our stockholders’ best interests.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares represented and voting at the annual meeting will be required to ratify the selection of Ernst & Young LLP.

INDEPENDENT AUDITOR’S FEES

The following is a summary of the fees incurred by us from Ernst & Young LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2020 and 2019:

Fee Category	Fiscal Year 2020 Fees	Fiscal Year 2019 Fees
Audit Fees(1)	$795,335	$790,105
Audit-related fees(2)	404,000	514,147
Tax Fees(3)	1,675,247	911,085
Total Fees	$2,874,582	$2,215,337
(1)     Audit fees consist of amounts for professional services rendered in connection with the integrated audit of our consolidated financial statements and related schedule and internal control over financial reporting, review of the interim condensed consolidated financial statements included in quarterly reports.
(2)    For the fiscal years ended December 31, 2020 and 2019, audit-related fees were primarily incurred for accounting consultations.
(3)    Tax fees for the fiscal years ended December 31, 2020 and 2019, related to services rendered for federal, state and international tax compliance and tax consulting projects including the analysis of our net operating loss carryforwards, Research and Development tax credit analysis, international tax planning, issuance of the 2018 convertible notes and business combination. The increase in the tax fees in 2020 as compared to 2019 was primarily driven by the Research and Development tax credit analysis, business combinations and the sale of Vernalis R&D business.

In considering the nature of the services provided by Ernst & Young LLP during the 2020 fiscal year, the audit committee determined that such services are compatible with the provision of independent audit services.

The audit committee discussed these services with Ernst & Young LLP and our management to determine that they are permitted under the rules and regulation concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

All services performed by Ernst & Young LLP in 2020 and 2019 were pre-approved in accordance with the requirements of the audit committee charter.

Except as stated above, there were no other fees charged by Ernst & Young LLP for 2020 or 2019. The audit committee considers the provision of these services to be compatible with maintaining the independence of Ernst & Young LLP. None of the fees paid to Ernst & Young LLP under the category “Tax Fees” described above were approved by the audit committee after services were rendered pursuant to the de minimis exception established by the SEC.

AUDIT COMMITTEE POLICY REGARDING PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our board of directors unanimously recommends that stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2021.

AUDIT COMMITTEE REPORT
The following is the report delivered by the audit committee of the Company’s board of directors with respect to the principal factors considered by such committee in its oversight of the accounting, auditing and financial reporting practices of the Company for 2020.
The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the Company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.
The audit committee reviewed and discussed with Ernst & Young LLP, who is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including those matters required under Auditing Standard 1301 (Communications with Audit Committees). In addition, the audit committee has discussed with Ernst & Young LLP their independence from management and the Company, and has received from Ernst & Young LLP the written disclosures and the letter required by the Public Company Accounting Oversight Board Rule 3526.
The audit committee met with Ernst & Young LLP to discuss the overall scope of their services, the results of their audit and reviews, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. Ernst & Young LLP, as the Company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the Company’s reporting. The audit committee’s meetings with Ernst & Young LLP were held with and without management present. The audit committee is not employed by the Company, nor does it provide any expert assurance or professional certification regarding the Company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the Company’s independent registered public accounting firm.
In reliance on the reviews and discussions referred to above, the audit committee has recommended to the Company’s board of directors that the audited consolidated financial statements be included in this proxy statement and in our annual report for the year ended December 31, 2020.
This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
The foregoing report has been furnished by the audit committee.
Stephen L. Sabba, M.D., Chairperson of the Audit Committee
Nancy Ryan Gray, Ph.D.
Sunil Patel

Proposal no. 3
APPROVAL OF COMPENSATION OF THE NAMED
EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our stockholders are entitled to vote at the annual meeting to provide advisory approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on us or our board of directors.

Although the vote is non-binding, our Human Capital Management and Compensation Committee and board of directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. As described more fully in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to create stockholder value. We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The Human Capital Management and Compensation Committee and the board of directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that Ligand Pharmaceuticals Incorporated stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Ligand Pharmaceuticals Incorporated’s Proxy Statement for the 2021 annual meeting of stockholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2020 Summary Compensation Table and the other related tables and disclosure.”

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our board of directors unanimously recommends that stockholders vote FOR the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

EXECUTIVE OFFICERS
The names of our executive officers and their ages, titles and biographies as of April 13, 2021 are set forth below.

John L. Higgins, 51, is being considered for the position of director of our company. See “Election of Directors”
for a discussion of Mr. Higgins’ business experience.

Charles S. Berkman, J.D., 52, has served as our Senior Vice President, General Counsel and Secretary since January 2018 and prior to that as our Vice President, General Counsel and Secretary since April 2007. Mr. Berkman joined our company in November 2001 and previously served as Associate General Counsel and Chief Patent Counsel for our company (and Secretary since March 2007). Prior to joining our company, Mr. Berkman was an attorney at the international law firm of Baker & McKenzie from November 2000 to November 2001. Before that he served as an attorney at the law firm of Lyon & Lyon from 1993 to November 2000, where he specialized in intellectual property law. Mr. Berkman earned a B.S. in chemistry from the University of Texas and a J.D. from the University of Texas School of Law.

Matthew W. Foehr, 48, has been our President and Chief Operating Officer since January 2015. Prior to that time, Mr. Foehr served as our Executive Vice President and Chief Operating Officer since 2011, and has more than 20 years of experience managing global research and development programs. Prior to joining our company in 2011, he was Vice President and Head of Consumer Dermatology R&D, as well as Acting Chief Scientific Officer of Dermatology, in the Stiefel division of GlaxoSmithKline (GSK). Following GSK’s $3.6 billion acquisition of Stiefel in 2009, Mr. Foehr led the R&D integration of Stiefel into GSK. At Stiefel Laboratories, Inc., Mr. Foehr served as Senior Vice President of Global R&D Operations, Senior Vice President of Product Development & Support, and Vice President of Global Supply Chain Technical Services. Prior to Stiefel, Mr. Foehr held various executive roles at Connetics Corporation including Senior Vice President of Technical Operations and Vice President of Manufacturing. Mr. Foehr serves on the Board of Directors of Viking Therapeutics, Inc., a publicly-traded biotechnology company and served as a director of Ritter Pharmaceuticals, Inc. from February 2015 until its merger with Qualigen Therapeutics, Inc. in May 2020. Mr. Foehr is the author of multiple scientific publications and is named on numerous U.S. patents. He received his B.S. degree in biology from Santa Clara University.
Matthew Korenberg, 46, has served as our Executive Vice President, Finance and Chief Financial Officer since January 2018 and prior to that as our Vice President, Finance and Chief Financial Officer since August 2015. Prior to joining our company, commencing in September 2013, Mr. Korenberg was the founder, Chief Executive Officer and a director of NeuroCircuit Therapeutics, a company focused on developing drugs to treat genetic disorders of the brain with an initial focus on Down syndrome. Prior to founding NeuroCircuit Therapeutics, Mr. Korenberg was a Managing Director and member of the healthcare investment banking team at Goldman Sachs from July 1999 through August 2013. During his 14 year tenure at Goldman Sachs, Mr. Korenberg was focused on advising and financing companies in the biotechnology and pharmaceutical sectors and was based in New York, London and San Francisco. Prior to Goldman Sachs, Mr. Korenberg was a healthcare investment banker at Dillon, Read & Co. Inc. where he spent two years working with healthcare companies in the biotechnology and pharmaceutical sectors and industrial companies. Mr. Korenberg serves on the board, audit and compensation committees of Qualigen Therapeutics, Inc., a company which develops and manufactures oncology focused therapeutics and diagnostic products. Mr. Korenberg holds a B.B.A. in Finance and Accounting from the University of Michigan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table shows, based on information we have, the beneficial ownership of our common stock as of April 13, 2021, by:

•all persons who are beneficial owners of 5% or more of our outstanding common stock;
•each of our current directors;
•each of our named executive officers (as defined below in “Compensation Discussion and Analysis – Summary Compensation Table”); and
•all of our executive officers and directors as a group.

Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Percentage of ownership is based on approximately 16,652,080 shares of common stock outstanding on April 13, 2021. Shares of common stock underlying options include options which are currently exercisable or will become exercisable within 60 days after April 13, 2021, are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group. The address for individuals for whom an address is not otherwise indicated is 3911 Sorrento Valley Boulevard, Suite 110, San Diego, CA 92121.

Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class Owned
William Blair Investment Management, LLC(1) 150 North Riverside Plaza Chicago, IL 60606	2,041,045	12.3%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	1,965,996	11.8%
Janus Henderson Group plc(3) 201 Bishopsgate EC2M 3AE United Kingdom	1,612,369	9.7%
The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	1,458,925	8.8%
Wasatch Advisors, Inc.(5) 505 Wakara Way Salt Lake City, UT 84108	1,168,997	7.0%
State Street Corporation(6) State Street Financial Center One Lincoln Street Boston, MA 02111	1,165,390	7.0%
Cardinal Capital Management, LLC(7) Four Greenwich Office Park Greenwich, CT 06831	1,088,265	6.5%
Macquarie Group Limited(8) 50 Martin Place Sydney, New South Wales, Australia	913,653	5.5%
Directors and Executive Officers
Jason M. Aryeh(9)	145,348	*
Charles S. Berkman(10)(21)	55,186	*
Sarah Boyce(20)(21)	6,368	*
Todd C. Davis(11)	57,522	*
Matthew W. Foehr(12)(21)	375,655	2.2%
Nancy Ryan Gray(13)	16,368	*
John L. Higgins(14)(21)	724,641	4.2%
Matthew Korenberg(15)(21)	108,816	*
John W. Kozarich(16)	65,073	*
John L. LaMattina(17)	50,298	*
Sunil Patel(18)	48,885	*
Stephen L. Sabba(19)	52,461	*
Directors and executive officers as a group (12 people)(21)	1,706,621	9.7%

*	Less than one percent.
(1)	Represents shares of common stock beneficially owned by William Blair Investment Management, LLC at December 31, 2020 as indicated in the entity’s Schedule 13G/A filed with the SEC on February 11, 2021.
(2)	Represents shares of common stock owned by funds affiliated with BlackRock, Inc. at December 31, 2020, as indicated in the entity’s Schedule 13G/A filed with the SEC on January 27, 2021.
(3)	Represents shares of common stock owned by funds affiliated with Janus Henderson Group plc. at December 31, 2020, as indicated in the entity’s Schedule 13G/A filed with the SEC on February 11, 2021.
(4)	Represents shares of common stock beneficially owned by The Vanguard Group at December 31, 2020 as indicated in the entity’s Schedule 13G/A filed with the SEC on February 10, 2021.
(5)	Represents shares of common stock owned by funds affiliated with Wasatch Advisors, Inc. at December 31, 2020, based on information contained in the entity’s Schedule 13G filed with the SEC on February 9, 2021.
(6)	Represents shares of common stock owned by funds affiliated with State Street Corporation at December 31, 2020, based on information contained in the entity’s Schedule 13G filed with the SEC on February 16, 2021.
(7)	Represents shares of common stock owned by Cardinal Capital Management, LLC at December 31, 2020, based on information contained in the entity’s Schedule 13G/A filed with the SEC on February 16, 2021
(8)	Represents shares of common stock owned by Macquarie Group Limited at December 31, 2020, based on information contained in the entity’s Schedule 13G filed with the SEC on February 12, 2021.
(9)	Consists of (i) 68,034 shares of common stock held directly, (ii) 51,594 shares of common stock held by certain funds (collectively, the “Funds”) managed by JALAA Equities, LP (“JALAA”), (iii) 5,025 shares of common stock held by Mr. Aryeh in a self-directed investment retirement account, and (iv) 831 shares of common stock issuable to Mr. Aryeh upon settlement of outstanding restricted stock units which will vest within 60 days of April 13, 2021, and (v) 19,864 shares Mr. Aryeh has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 13, 2021. In his role as a general partner of JALAA, Mr. Aryeh may be deemed to beneficial own the shares managed by the Funds. Mr. Aryeh disclaims beneficial ownership of the shares held by the Funds except to the extent of his pecuniary interest therein.
(10)	Consists of (i) 20,777 shares of common stock and (ii) 34,409 shares of common stock Mr. Berkman has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 13, 2021.
(11)	Consists of (i) 50,152 shares of common stock, (ii) 831 shares of common stock issuable to Mr. Davis upon settlement of outstanding restricted stock units which will vest within 60 days of April 13, 2021, and (iii) 6,539 shares of common stock Mr. Davis has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 13, 2021.
(12)	Consists of (i) 151,085 shares of common stock, and (ii) 224,570 shares of common stock Mr. Foehr has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 13, 2021.
(13)	Consists of (i) 3,072 shares of common stock, (ii) 831 shares of common stock issuable to Ms. Gray upon settlement of outstanding restricted stock units which will vest within 60 days of April 13, 2021, and (iii) 12,465 shares of common stock Ms. Gray has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 13, 2021.
(14)	Consists of (i) 311,932 shares of common stock, and (ii) 412,709 shares of common stock Mr. Higgins has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 13, 2021.
(15)	Consists of (i) 21,925 shares of common stock, and (ii) 86,891 shares of common stock Mr. Korenberg has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 13, 2021.
(16)	Consists of (i) 29,708 shares of common stock, (ii) 831 shares of common stock issuable to Dr. Kozarich upon settlement of outstanding restricted stock units which will vest within 60 days of April 13, 2021, and (iii) 34,534 shares of common stock Dr. Kozarich has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 13, 2021.
(17)	Consists of (i) 24,768 shares of common stock, (ii) 831 shares of common stock issuable to Dr. LaMattina upon settlement of outstanding restricted stock units which will vest within 60 days after April 13, 2021, and (iii) 24,699 shares of common stock Dr. LaMattina has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 13, 2021.
(18)	Consists of (i) 28,190 shares of common stock, (ii) 831 shares of common stock issuable to Mr. Patel upon settlement of outstanding restricted stock units which will vest within 60 days of April 13, 2021, and (iii) 19,864 shares of common stock Mr. Patel has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 13, 2021.
(19)	Consists of (i) 24,431 shares of common stock, (ii) 831 shares of common stock issuable to Mr. Sabba upon settlement of outstanding restricted stock units which will vest within 60 days of April 13, 2021, and (iii) 27,199 shares of common stock Mr. Sabba has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 13, 2021.
(20)	Consists of (i) 2,262 shares of common stock, (ii) 831 shares of common stock issuable to Ms. Boyce upon settlement of outstanding restricted stock units which will vest within 60 days of April 13, 2021, and (iii) 4,229 shares of common stock Ms. Boyce has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 13, 2021.
(21)	The number and percentage of shares beneficially owned excludes the number of shares which are subject to restricted stock units and held by the applicable individual that are not scheduled to vest within 60 days of April 13, 2021.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy and programs, the compensation decisions the Human Capital Management and Compensation Committee made under those programs, and the factors considered in making those decisions. This CD&A focuses on the compensation of our named executive officers, or “NEOs”, for 2020:

Name	Title
John L. Higgins	Chief Executive Officer
Matthew W. Foehr	President and Chief Operating Officer
Matthew Korenberg	Executive Vice President, Finance and Chief Financial Officer
Charles S. Berkman	Senior Vice President and General Counsel
2020 BUSINESS HIGHLIGHTS
2020 was a stellar year for Ligand. We have played a vital role in helping serve global human health and delivered to investors a more diversified company with a substantially expanded growth outlook. Our fiscal year 2020 accomplishments, guided by our named executive officers, illustrate the success of our executive compensation program, and included, among other things, the following:
•Revenue Increased 50% Over 2019; Effective Capital Deployment:  Revenue for 2020 increased more than 50% as compared to 2019. Driving our performance are the many new licensing contracts we signed during 2020, more milestone payments for more partners, higher Captisol sales and the financial contribution from acquisitions. We have growing cash flow and are investing in the business even more, helping to further accelerate our partner revenue. Importantly, given our confidence in the business, we have made a strong investment in buying back Ligand stock. We have deployed over $500 million in the past two years buying back more than 5 million shares or 25% of our stock. The average price we paid is $104 per share. We reviewed a wide range of the options for capital deployment and saw the buyback of our stock as an obvious highly attractive, deep-value opportunity.
•Major Transactions and Strategic Investments:  2020 was our most productive year ever for M&A with four deals and nearly $0.5 billion deployed. The deals brought us earnings accretion, new partners, lucrative contracts, new laboratories and 100 new scientists to expand our services. During 2020 we acquired Icagen, our ion channel technology platform, Pfenex, our protein expression technology platform, and xCella and Taurus, which continued to augment our industry leading OmniAb antibody discovery platform. All the new operating units are successfully and fully integrated into Ligand and are projected to contribute to our business going forward.
•Successful Business Development for OminAb Technology Platform:  OmniAb provides our partners with access to the world's most advanced antibody repertoires in screening technologies to enable unparalleled discovery of next-generation therapeutics. During 2020, we continued to invest in and expand the OmniAb Technology platform. We are very well-positioned with an increasing roster of partners and late-stage clinical trials and a large number of potential regulatory approvals over the next five years.
•Captisol and Remdesivir Achievements in 2020: A major factor driving our value is our work with Gilead, meeting their immense needs for Captisol to manufacture Veklury, the COVID-19 treatment. Gilead relies on our Captisol to formulate Veklury. Beyond delivering a necessary manufacturing ingredient that makes the drug possible, we are partners to Gilead in assisting and supporting an important element of the production work. Medical experts are suggesting COVID-19 will be endemic, meaning it is a virus that will be present to some degree for years to come. We believe Veklury will remain a standard of care and a backbone to future therapies.

OVERVIEW OF 2020 COMPENSATION PROGRAMS AND DECISIONS
In line with our executive compensation program’s emphasis on pay for performance, compensation awarded to our named executive officers for 2020 reflected our financial results and overall compensation philosophy.

Modest Base Salary Adjustments:	During 2020, our named executive officers received modest 3% increases to their base salaries.
Pay-for-Performance Annual Bonuses:
For 2020, our Company focused on key corporate objectives in the following areas: financial performance, M&A activity, the Captisol business, the Iohexol program, the OmniAb innovation and expansion goals. Based on corporate performance in these areas during 2020, our Human Capital Management and Compensation Committee determined that our executive officers should be paid annual bonuses at 100% to 110% of targeted levels.
Of note, the performance metrics applicable to our named executive officers’ 2020 annual bonuses were set prior to the onset of the COVID pandemic and no adjustments to these metrics were made as a result of the pandemic.

Equity Emphasis on Performance-Based Equity Awards
Our Human Capital Management and Compensation Committee continued its practice of ensuring that a substantial portion of our named executive officers’ total compensation is awarded in the form of long-term equity incentive awards.
•Stock Options – 50% of Total Target Equity Value: 50% of each named executive officer’s long-term equity incentive award was granted in the form of stock options, which we consider to be performance-based awards as they provide value to our executives only if our stock price increases. These stock options are subject to our standard four year vesting schedule.
•Performance-Based Restricted Stock Units (“PSUs”) – 25% of Total Target Equity Value:
i.25% of each named executive officer’s long-term equity incentive award was granted in the form of PSUs. The PSUs granted in 2020 will vest over multi-year performance periods (two and three years) based on two corporate goals with equal weightings.
ii.Commencing in 2021, relative total stockholder return (“TSR”) and compound annual growth rate in adjusted earnings per share (“EPS”) are the two performance metrics for our PSUs. Adjusted EPS is a non-GAAP measure that represents GAAP net income (loss) excluding the impact of share-based compensation expense, non-cash interest expense, amortization of intangible assets, commercial license and other economic rights, change in contingent liabilities, acquisition and integrations costs, gain from sale of Vernalis R&D, (H) unrealized gain/loss from short-term investments, other non-recurring items; (J) tax effect, if any, of the foregoing adjustments, and (K) excess tax benefits and tax deficiencies relating to equity awards vested and exercised since January 1, 2017
iii.The Human Capital Management and Compensation Committee selected the foregoing performance measures because they represent two key performance metrics for which the executives are responsible and which are appropriately measured over a longer period of time, as opposed to the metrics used for our annual incentives, thereby creating the clearest link between executive actions, corporate results and our continued long-term success.
•Time-Based Restricted Stock Units (“RSUs”) – 25% of Total Target Equity Value: The remainder of the long-term equity incentive awards granted to our named executive officers was granted in the form of RSUs that are subject to our standard three year vesting schedule.

RESPONSE TO 2020 SAY-ON-PAY VOTE AND CHANGES TO 2021 EXECUTIVE COMPENSATION PROGRAM
In June 2020, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with approximately 94% of stockholder votes cast in favor of our 2020 say-on-pay resolution (excluding abstentions and broker non-votes). As we evaluate our compensation practices and talent needs throughout 2020 and in setting 2021 compensation, we were mindful of the strong support our stockholders expressed for our compensation philosophy.
While our 2020 executive compensation program was approved prior to the 2020 annual meeting, the Human Capital Management and Compensation Committee increased the weighting of performance-based equity for 2021 to further tie executive compensation outcomes to long-term stockholder value. As a result, commencing in 2021, PSUs will represent 33% of our named executive officers’ total target equity award value (with stock options weighted at 40% and RSUs weighted at 27%).
AT-RISK COMPENSATION
The charts below show that the significant majority of target total direct compensation for our named executive officers is variable (or “at-risk”) – 89% for our Chief Executive Officer for 2020 (increasing to 91% for 2021) and 83% for our other named executive officers for each of 2020 and 2021. The calculation is based on total target direct compensation for the applicable year, calculated as the sum of the annual base salaries and target annual bonuses for such year, and the value of the long-term equity incentive awards granted in such year, assuming “target” performance. “At-risk” pay is tied to the achievement of corporate and individual performance objectives or stock price performance.

LIGAND’S EXECUTIVE COMPENSATION BEST PRACTICES
We regularly review and refine our executive compensation program to ensure that it continues to reflect practices and policies that are aligned with our pay-for-performance philosophy. The following practices and policies we believe are in line with current best practices for aligning executive and stockholder interests and sound corporate governance practices:

What We Do
Pay for Performance	✓	A substantial portion of our executives’ total direct compensation is performance-based or “at risk.”
Balanced Mix of Pay Components	✓	Target compensation is not overly weighted toward annual cash compensation and balances cash and long-term equity awards to align with our short- and long-term goals.
Annual Say-on-Pay Vote	✓	We seek an annual non-binding advisory vote from our stockholders to approve our executive compensation programs.
Independent Compensation Consultant	✓	The Human Capital Management and Compensation Committee retains an independent compensation consultant.
Annual Peer Group Analysis	✓	The Human Capital Management and Compensation Committee reviews external market data when making compensation decisions and annually reviews our peer group with its independent compensation consultant.
Annual Compensation Risk Assessment	✓	Each year we perform an assessment of any risks that could result from our compensation plans and programs.
Double-Trigger Change in Control Benefits	✓	We require a double-trigger (or both a change in control and termination of an executive’s employment) before vesting of equity awards is accelerated.
Limited Perquisites	✓	We provide our named executive officers with perquisites on a limited basis.
What We Do Not Do
No Employment Agreements	✗	We do not provide our executive officers with employment agreements
No Tax Gross-Ups	✗	We do not provide tax gross ups to our executives for “excess parachute payments.”
No Stock Option Repricing	✗	We prohibit option repricing without stockholder approval.

TOTAL STOCKHOLDER RETURN PERFORMANCE
The graph below shows the five-year cumulative total stockholder return assuming the investment of $100 and is based on the returns of the component companies weighted monthly according to their market capitalizations. The graph compares total stockholder returns of our common stock, of all companies traded on the Nasdaq Stock market, as represented by the Nasdaq Composite® Index, and of the NASDAQ Biotechnology Index, as prepared by The Nasdaq Stock Market Inc.
Because of the importance of tying executive compensation outcomes to long-term stockholder value creation, relative total stockholder return as compared to the NASDAQ Biotechnology Index was selected by our Human Capital Management and Compensation Committee as one of the two performance objectives for purposes of the PSUs granted to our named executive officers commencing in 2020 and continuing with the 2021 awards.
The stockholder return shown on the graph below is not necessarily indicative of future performance and we will not make or endorse any predictions to future stockholder returns.

COMPENSATION PHILOSOPHY AND OBJECTIVES
The Human Capital Management and Compensation Committee has designed our executive compensation program with the following key principles in mind:

Attract and Retain the Right Individuals	Our compensation program is designed to attract, motivate and retain individuals of superior ability and managerial talent critical to its long-term success.
Pay for Performance	The majority of our named executive officers’ total compensation ties compensation directly to the achievement of corporate objectives, increases in our stock price or both. We emphasize pay for performance in order to create incentives to achieve key strategic and corporate performance objectives, align executive compensation with our business strategy and the creation of long-term stockholder value.
Align Executive Pay with Corporate Objectives and Stockholder Interests	Our compensation program aligns executive compensation with our corporate strategies, business objectives and long-term stockholder interests by rewarding successful execution of our business plan and tying a significant portion of total compensation opportunities to performance-based compensation. As a result, our compensation program enhances the executives’ incentive to increase our stock price and maximize stockholder value.
Market Competitive Pay	The Human Capital Management and Compensation Committee uses competitive compensation data from the annual total compensation study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements, including base salary.

PRINCIPAL ELEMENTS OF PAY AND PAY POSITIONING
Our executive compensation program generally consists of four principal components: base salary, annual performance bonus, long-term equity incentives and other benefits.

The Human Capital Management and Compensation Committee has, however, adopted a compensation philosophy that places a greater emphasis on long-term equity incentive compensation for our named executive officers than cash compensation. In addition, the mix of compensation paid to our named executive officers is intended to ensure that total compensation reflects our overall success or failure, including our long-term stock performance, and to motivate executive officers to meet appropriate performance measures.
In determining each element of compensation for any given year, our Human Capital Management and Compensation Committee considers and determines each element individually and then reviews the resulting total compensation and determines whether it is reasonable and competitive. We do not have a pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.
As a result of the weighting of the short-term cash and long-term equity components of total compensation, the total target annual compensation for our named executive officers approximates the 50th percentile of the peer group.

	Description and Purpose	Pay Positioning Philosophy
Base Salary	Competitive fixed cash compensation used to attract and retain talented executives.	We generally provide our named executive officers with a base salary that falls between the 25th and 50th percentiles for similar positions at our peer group.
Annual Performance Bonus Award	Cash incentives designed to reward executive officers for successful corporate performance against board approved annual bonus objectives.	Target total cash compensation approximating the median of executive officers performing similar job functions at companies in our peer group to ensure a greater emphasis is placed on long-term incentives while ensuring total compensation is competitive with market.
Long-Term Equity Incentive Awards	Stock options and RSU awards subject to time-based and performance-based vesting designed to align each executive officer’s incentives with stockholder value creation.
Long-term equity incentive compensation emphasized by setting target equity compensation above the median of executive officers performing similar job junctions at companies in our peer group, generally at the 50th to 75th percentile for similar positions at our peer group.

Benefits & Other Compensation Programs	Healthcare and insurance coverage, deferred compensation arrangements, 401(k) matching program, employee stock purchase plan offering and other fringe benefits.	Benefits and other compensation programs designed to further incentivize our executive officers and provide competitive compensation.

However, we strongly believe in retaining the best talent among our senior executive management team and while we believe that comparisons to market data are a useful tool, we do not believe that it is appropriate to establish executive compensation levels based solely on a comparison to data from these companies.  Therefore, the Human Capital Management and Compensation Committee may approve total compensation packages for senior executive management that vary from the foregoing positioning based on several factors, including overall experiences, accumulated years of service with us, level of responsibilities and/or performance ratings. Our 2020 total compensation for our named executive officers was generally consistent with the foregoing compensation philosophy.

The compensation levels of our named executive officers reflect to a significant degree their varying roles and responsibilities. Mr. Higgins, in his role as chief executive officer, has the greatest level of responsibility among our named executive officers and, therefore, receives the highest level of pay. This is also consistent with the practices of the companies in our peer group and the summary compensation data included in the summaries of comparable companies reviewed by our Human Capital Management and Compensation Committee.
COMPENSATION DETERMINATION PROCESS
Role of the Human Capital Management and Compensation Committee

The Human Capital Management and Compensation Committee has the primary authority to determine our compensation philosophy and to establish compensation for our executive officers. In determining each level of compensation and the total package, the Human Capital Management and Compensation Committee reviewed a variety of sources, to determine and set compensation.
In the fourth quarter of each year or the first quarter of the following year, the Human Capital Management and Compensation Committee reviews the performance of each of our named executive officers during the year under review. Generally at this time, the Human Capital Management and Compensation Committee also reviews our performance relative to the corporate performance objectives set by the board of directors for the previous year and makes the final bonus payment determinations based on our overall corporate performance and, with respect to the named executive officers other than our Chief Executive Officer, the Human Capital Management and Compensation Committee’s evaluation of each named executive officer’s performance for the year under review. In connection with this review, the Human Capital Management and Compensation Committee also reviews and adjusts, as appropriate, annual base salaries for our named executive officers and grants, as appropriate, additional equity awards to our named executive officers and certain other eligible employees.
During the fourth quarter of each year our Human Capital Management and Compensation Committee also reviews the corporate performance objectives for purposes of our performance bonus programs for the following year, but such objectives historically have been recommended to the full board of directors for approval.
Role of Our Executive Officers
The chief executive officer aids the Human Capital Management and Compensation Committee by providing annual recommendations regarding the compensation of all executive officers, other than himself. Each named executive officer and senior executive management team member, in turn, participates in an annual performance review with the chief executive officer to provide input about his contributions to our success for the period being assessed. The performance of our chief executive officer and senior executive management team as a group is reviewed annually by the Human Capital Management and Compensation Committee.
Role of Compensation Consultant
In 2020, the Human Capital Management and Compensation Committee retained Radford, which is part of the Rewards Solutions practice at Aon plc, a national executive compensation consulting firm, as its independent compensation consultant. During 2020, Radford provided the following services to the Human Capital Management and Compensation Committee:
•Assisted in in the formulation of the peer group used to determine executive equity compensation during 2020.
•Advised regarding the determination of the key elements of the executive compensation program.
•Advised regarding the market competitiveness of the director compensation program.
Radford reports to and is accountable to the Human Capital Management and Compensation Committee, and may not conduct any other work for us without the authorization of the Human Capital Management and Compensation Committee. Radford did not provide any services to us in 2020 beyond its engagement as an advisor to the Human Capital Management and Compensation Committee on executive and director compensation matters. After review and consultation with Radford, the Human Capital Management and Compensation Committee has determined that Radford is independent and there is no conflict of interest resulting from retaining Radford currently or during the year ended December 31, 2020. In reaching these conclusions, the Human Capital Management and Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1 and Nasdaq listing standards.
Role of Comparable Company Information
In November 2019, the Human Capital Management and Compensation Committee worked with Radford to confirm a peer group of companies in the United States for which compensation information can be provided to the Human Capital Management and Compensation Committee.

The peer group is not selected on the basis of executive compensation levels and the peer group revisions from the 2019 peer group were intended to ensure that the peer group more accurately reflects companies that are our peers in terms of our current business model and stage of development, including the number of programs maintained by us and the importance of licensing to our business model.
The selected companies in our peer group are companies that fall within a reasonable range of comparison factors and/or that we may compete with for executive talent. In addition to the criteria related to finding companies with similar business models and at a similar stage of development as Ligand, the other criteria used in the identification and selection of the peer group included:

Peer Group Selection Criteria
•U.S. based, publicly-traded, commercial biopharma companies;
•Revenues ranging from $60 million to $400 million;
•Market values between $0.6 billion and $4.0 billion (based on trading values in November 2019 when the peer group was selected). Ligand’s market capitalization in November 2019 (approximately $2 billion), when the peer group was selected, approximated the 50th percentile of the selected peers.

•Products in comparable stages of development to our products. We also focused on companies with multiple product candidates, as opposed to single product companies.

The peer group was not selected on the basis of executive compensation levels. The peer group revisions from the 2019 peer group were intended to ensure that the peer group more accurately reflects companies that are our peers in terms of our current business model and stage of development, including the number of programs maintained by us and the importance of licensing to our business model.
The peer group companies for 2020 compensation was comprised of the following companies:

Agios Pharmaceuticals	Intercept Pharmaceuticals	Portola Pharmaceuticals
Codexis	Ironwood Pharmaceuticals	PTC Therapeutics
Halozyme Therapeutics	Momenta Pharmaceuticals	Repligen
Heron Therapeutics	Nektar Therapeutics	Supernus Pharmaceuticals
Innoviva	Pacira Pharmaceuticals	Theravance Biopharma

The peer group compensation data is limited to publicly available information and therefore does not provide precise comparisons by position as offered by more comprehensive survey data. The pool of senior executive talent from which we draw and against which we compare ourselves extends beyond the limited community of our immediate peer group and includes a wide range of other organizations outside of our traditional competitors, which range is represented by such surveys. As a result, the Human Capital Management and Compensation Committee uses peer group data to analyze the overall competitiveness of our compensation with our direct publicly traded peers in the United States and our general compensation philosophy, and to determine equity award levels for the named executive officers, but also relies on industry survey data in determining actual executive compensation. As a result, for 2020, Radford also provided the Human Capital Management and Compensation Committee with data compiled from a custom cut of companies in the Radford Global Life Sciences Survey, consisting of comparable U.S. public biotechnology companies with revenues ranging from $60 million to $400 million and market capitalization between $0.6 billion and $4.0 billion as of November 2019 when the survey data was compiled. This survey data is used to provide pooled compensation data for positions closely akin to those held by each named executive officer. For purposes of this compensation discussion and analysis, references to our “peer group” include both the peer group of companies listed above and the survey data reviewed by our Human Capital Management and Compensation Committee.
With respect to the foregoing survey data, the identities of the individual companies included in the surveys were not provided to the Human Capital Management and Compensation Committee, and the Human Capital Management and Compensation Committee did not refer to individual compensation information for such companies. Instead, the Human Capital Management and Compensation Committee only referred to the statistical summaries of the compensation information for the companies included in such surveys.

ELEMENTS OF COMPENSATION
Base Compensation
Annual base salary increases are based upon the performance of the executive officers, internal pay equity considerations and peer practices, as assessed by the chief executive officer (for executives other than himself) and approved by the Human Capital Management and Compensation Committee. The Human Capital Management and Compensation Committee assesses these factors with respect to the chief executive officer. We provide our named executive officers with a base salary that falls between the 25th and 50th percentiles for similar positions at our peer group, but may vary from such level based on the factors listed above.
For 2020, each of our named executive officers received an approximately 3% increase to his base salary. These increases were determined to be appropriate by our Human Capital Management and Compensation Committee to ensure that the base salaries of our named executive officers continued to be generally consistent with our pay positioning philosophy, as described above. Base salaries paid to our named executive officers for 2020 were as follows:

Name	2020 Base Salary	% Base Salary Increase (Over 2019)
John L. Higgins	$670,000	3%
Matthew W. Foehr	505,000	3%
Matthew Korenberg	484,000	3%
Charles S. Berkman	443,000	3%

Annual Performance-Based Cash Compensation
It is the Human Capital Management and Compensation Committee’s objective to have a substantial portion of each named executive officer’s compensation contingent upon company performance. Our annual performance-based bonus program provides for cash bonus payments tied to achievement of key annual corporate performance objectives established by our board of directors for such purpose. Our annual performance-based bonus program is intended to complement our long-term equity program, which more directly aligns realized executive compensation with longer-term share price and corporate objectives.
Target Annual Bonus Opportunities
We set annual incentive targets so that each executive’s total target cash compensation (inclusive of base salary) is positioned between the 25th and 50th percentiles of target total cash opportunities offered by our peer group. The target incentive opportunities for our named executive officers for 2020 are set forth in the table below and are remained flat year over year for our executives for 2020 from 2019 levels. Each executive’s annual bonus is tied 100% to corporate performance.

Name	2020 Target Bonus (as a % of Base Salary)
John L. Higgins	75%
Matthew W. Foehr	50%
Matthew Korenberg	50%
Charles S. Berkman	40%

2020 Corporate Performance Objectives and Achievements

At the beginning of each year, our board of directors sets corporate objectives for the year in a number of areas after considering management input and our overall strategic objectives. Following the conclusion of each year, the Human Capital Management and Compensation Committee assesses the level of achievement relative to these corporate objectives. This achievement level is then applied to each named executive officer’s target bonus to determine that year’s total annual bonus. The Human Capital Management and Compensation Committee retains the discretion to reduce the final bonus payout to a named executive officer based on other factors deemed relevant to assessing the company’s performance in comparison to its peers and the industry.
In January 2020, the Human Capital Management and Compensation Committee and our board of directors approved the performance objectives for the 2020 annual bonus program. The metrics were established after careful consideration of key short-term corporate goals. While our business was considerably impacted by the COVID-19 pandemic, the goals set at the beginning of the year were not adjusted to take into account the impact of the pandemic.

Objective	Actual	Performance Achievement
Finance •Revenue of $122 million •EBITDA(1) of $60.5 million	•Revenue of $186.5 million – 153% of target goal •EBITDA of $90 million – 150% of goal	>150%
M&A •Deploy capital •Acquire a substantial new platform, technology, revenue stream or potential future royalty asset	•2020 was Ligand’s most productive year ever for M&A with four deals and nearly $0.5 billion deployed – including acquisitions of Icagen, our ion channel technology platform, Pfenex, our protein expression technology platform, and xCella and Taurus, which continued to augment our industry leading OmniAb antibody discovery platform •All the new operating units are successfully and fully integrated into Ligand	100%
Licensing •Expand shots-on-goal through completion of: •At least seven OmniAb platform license deals; •At least one internal antibody deal; and •At least one NCE or Captisol-enabled (e.g. Iohexol) program deal.	•Four new OmniAb platform license agreements in 2020 with Pandion Therapeutics, Adept Therapeutics, The Wistar Institute and RubrYc Therapeutics •We estimate our partners initiated over 50 new programs in 2020 •We entered into new and amended license and collaboration agreements with partners such as GSK, Roche, Neuriteck, Anebulo during the year •For the Iohexol program, we have submitted an IND with the FDA in November and received a "Study May Proceed" letter in December 2020 along with the feedback from the FDA on the clinical plan	100%
Pipeline •Manage partners and portfolio to support high-value, late-stage assets	•Strong partner support during 2020 on their high value, late stage programs such as Sugemalimb (Cstone), Kyprolis (Amgen), SB206 (Novan), Sesquient (Sedor), Erwinase (Jazz), Reproxalap (Aldeyra) and V114 (Merck)	100%
(1)    EBITDA for annual bonus plan purpose is a non-GAAP measure and is generally calculated as our earnings before interest, taxes, depreciation, amortization and other non-cash related expenses.

In evaluating management’s performance against our 2020 corporate objectives in December 2020, our Human Capital Management and Compensation Committee assessed performance relative to the predefined goals to equal or exceed the targeted levels of performance anticipated by the board when such objectives were first established. In addition, our Human Capital Management and Compensation Committee considered our outstanding Captisol business achievements in 2020 as discussed above under "2020 Business Highlights." With this strong performance against the pre-established goals, but mindful of the impact of the COVID pandemic on our business, our Human Capital Management and Compensation Committee determined to payout annual bonuses for Messrs. Higgins and Berkman at 100% of target, but determined to payout the annual bonuses for Messrs. Foehr and Korenberg at 110% of target in recognition of their efforts in relation to the acquisitions completed during 2020 and the integration of the operations from such acquisitions (including the Icagen, Taurus, xCella and Pfenex acquisitions) in 2020.
2020 Annual Bonus Determinations

Name	Base Salary	Target Bonus (as % of base salary)	Target Bonus	Corporate Performance Achievement %	Total 2020 Annual Bonus
John L. Higgins	$670,000	75%	$501,250	100%	$501,250
Matthew W. Foehr	505,000	50%	252,500	110%	277,063
Matthew Korenberg	484,000	50%	242,000	110%	265,558
Charles S. Berkman	443,000	40%	176,767	100%	176,767

Long-Term Performance-Based Equity Incentive Program
Our long-term performance-based compensation is designed to link the ultimate level of an executive officer’s compensation to our stock price performance and long-term stockholder interests while creating an incentive for sustained growth. All equity awards are granted under our 2002 Plan.
Equity Vehicles
We provide equity compensation to our named executive officers through grants of stock options, performance stock units (“PSUs”) and restricted stock units (“RSUs”). For 2020, these equity vehicles were weighted at 50%, 25% and 25%, respectively.
Commencing in 2021, in order to further align our named executive officers’ total compensation opportunities with long-term performance, options will represent 40% of total target grant value, with PSUs representing 33% of total target grant value and RSUs representing 27% of total target grant value.
•Time-based stock options granted to our named executive officers generally have a four-year vesting schedule designed to provide an incentive for continued employment. Options have a ten-year term and an exercise price equal to 100% of the fair market value of the underlying stock on the date of grant. Accordingly, option will provide a return to the executive officer only if the market price of the shares appreciates over the option term.
•Time-based restricted stock units generally vest in equal installments over three years.
•Performance stock units are a significant component of our annual long-term equity incentive awards for our named executive officer that vest based on key corporate and financial objectives over multi-year performance periods.  At the time of grant, our Human Capital Management and Compensation Committee conducts a review of the performance measures and associated payout levels, the rigor of the performance goals and their alignment with performance.
The Human Capital Management and Compensation Committee views granting equity awards as a retention device and therefore also reviews the status of vesting and number of vested versus unvested awards at the time of grant. Guidelines for the number of equity awards granted to each executive officer are determined using a procedure approved by the Human Capital Management and Compensation Committee based upon several factors, including the executive officer’s level of responsibility, salary grade, performance and the value of the equity awards at the time of grant.

Given the position of executive cash compensation relative to market (which is set between the 25th and 50th percentiles), our Human Capital Management and Compensation Committee has emphasized long-term equity incentive compensation to ensure total compensation is competitive. The long-term equity incentive awards granted to the named executive officers in 2020 fell between the 50th and 75th percentiles of equity awards for similar positions at our peer group companies, adjusted using the above factors and taking into consideration such equivalency factors as our number of shares outstanding and market capitalization, compared to the peer group companies. As a result of the weighting of the short-term cash and long-term equity components of total compensation, the total target annual compensation for our named executive officers approximates the 50th percentile of the peer group.
2020 Long-Term Incentive Awards
In February and March 2020, our Human Capital Management and Compensation Committee approved long-term incentive awards to our named executive officers as described in the table below.

Name	Total Stock Option Target Value (50%)	Number of Stock Options Granted(1)	Total RSU Target Value (25%)	Number of RSUs Granted(2)	Total PSU Target Value (25%)	Number of PSUs Granted (at Target)(2)
John L. Higgins	$2,475,000	60,886	$1,237,500	13,559	$1,237,500	13,559
Matthew W. Foehr	1,350,000	33,210	675,000	7,396	675,000	7,396
Matthew Korenberg	1,250,000	30,750	625,000	6,848	625,000	6,848
Charles S. Berkman	700,000	17,220	350,000	3,835	350,000	3,835
(1) The actual number of options awarded was calculated using the Black-Scholes option pricing model (utilizing the same assumptions that we utilize in the preparation of our financial statements).
(2) The actual number of RSUs and PSUs awarded is calculated by dividing (a) the target grant value of the RSU award, by (b) the average closing price per share of our common stock on the Nasdaq Global Market (or such other established stock exchange or national quotation system on which the stock is quoted) for the 30-calendar day period through and including February 10, 2020.

Consistent with prior years, the PSUs granted by our Human Capital Management and Compensation Committee in 2020 (the “2020 PSUs”) were divided into two equally weighted components: one subject to three-year relative TSR performance conditions and one subject to adjusted EPS growth. Our Human Capital Management and Compensation Committee selected relative TSR and revenue as our performance measures in order to drive the key behaviors that the Human Capital Management and Compensation Committee wants to reinforce and align pay with stockholder returns.
Threshold, target and maximum performance levels for both components of the 2020 PSUs were established (which equate to 50%, 100% and 200% payout levels, respectively, with performance between these levels determined by linear interpolation and no payout for performance below threshold). The Human Capital Management and Compensation Committee selected the foregoing performance measures because they represent the key financial and operational performance metrics for which the executives are responsible as well as align with stockholders’ interests, thereby creating the clearest link between executive actions, corporate results and our continued long-term success.
Relative TSR Component. The performance-based vesting requirement for the 2020 PSUs tied to relative TSR is based on the percentile level of our TSR for the three-year performance period from January 1, 2020 through December 31, 2022, relative to the members of the NASDAQ Biotechnology Index. The NASDAQ Biotechnology Index was selected for comparison because it enables our Human Capital Management and Compensation Committee to assess our performance against an objective peer group.

TSR PERCENTILE VS. NASDAQ BIOTECHNOLOGY INDEX	% OF TARGET PAID
100th percentile	200%
75th percentile	100%
50th percentile	50%
< 50th percentile	0%

If our ending market value at the end of the performance period is less than $150 per share, the achievement percentage will be 0% regardless of our relative performance. To receive the earned shares, an executive officer must generally remain employed with us through the last day of the applicable performance period.
EPS Growth Component. The second performance-based vesting component for the 2020 PSUs is tied to the compound annual growth rate in our adjusted EPS during the two-year performance period from January 1, 2020 through December 31, 2021. We use adjusted EPS to track the performance of our core business because it adjusts for items out of our control, such as the fluctuations of shares held in publicly traded companies, valuation changes in our contingent value right liabilities, and other similar items. The Human Capital Management and Compensation Committee also selected adjusted EPS growth as a metric because we believe investors and research analysts covering the company focus on our adjusted EPS as a key metric to track our performance.
The time-based stock options and RSUs granted to our named executive officers in 2020 vest in accordance with the standard vesting schedules described above.
2019 Performance-Based Restricted Stock Units Earned

In May 2019, our named executive officers were granted PSUs (the “2019 PSUs”) that were eligible to vest based on the following two equally-weighted objectives (and a possible performance multiplier of 150% for “maximum” performance relative to both objectives):
•The vesting of the first component of the 2019 PSUs was tied to our incremental revenue from acquisitions, new licensing deals and Captisol sales above projections for the two year performance period commencing January 1, 2019 and ending December 31, 2020.
•The vesting of the second component of the 2019 PSUs is tied to new licenses for internally funded programs during the performance period commencing January 1, 2019 and ending December 31, 2021.
In January 2021, the Human Capital Management and Compensation Committee certified our achievement relative to the incremental revenue objective for purposes of the 2019 PSUs following the end of the applicable two-year performance period. The threshold, target and maximum performance levels for the incremental revenue component of these awards

Objective	Weighting	Threshold (0%)	Target (100%)	Maximum (150%)	Actual Performance	Percentage Earned
Incremental Revenue(1)	50%	$10 million	$15 million	$20 million	$109 million	150%
(1)    The actual number of units that vested and issued in January 2021 with respect to the portion of the 2019 PSUs tied to incremental revenue are as follows: Mr. Higgins, 9,607; Mr. Foehr, 5,604; Mr. Korenberg, 4,803; and Mr. Berkman, 2,401.

The “target” number of 2019 PSUs that remain eligible to vest based on new licenses for internally funded programs objective are reported in the “Outstanding Equity Awards at Fiscal Year-End” table below.
2018 Performance-Based Restricted Stock Units Earned
In May 2018, our named executive officers were granted PSUs (the “2018 PSUs”) that were eligible to vest based on the following two equally-weighted objectives (and a possible performance multiplier of 150% for “maximum” performance relative to both objectives):
•The vesting of the first component of the 2018 PSUs was tied to our revenue for the two year performance period commencing January 1, 2018 and ending December 31, 2019.
•The vesting of the second component of the 2018 PSUs was tied equally to both projected shots-on-goal and revenue expected to be generated from acquisitions completed during the performance period commencing January 1, 2018 and ending December 31, 2020.

In December 2019 and January 2021, the Human Capital Management and Compensation Committee certified our achievement relative to the objectives for purposes of the 2018 PSUs following the end of the applicable two-year or three-year performance period.
The threshold, target and maximum performance levels for both components of these awards (which equated to 50%, 100% and 150% payout levels, respectively, with performance between these levels determined by linear interpolation and no payout for performance below threshold), the performance achievement relative to such performance levels and the actual number of 2018 PSUs that vested are set forth in the table below:

Objective	Weighting	Threshold (50%)	Target (100%)	Maximum (150%)	Actual Performance	Percentage Earned
Revenue(1)	50%	$229 million	$274 million	$319 million	$372 million	150%
Projected Shots-on-Goal(2)	25%	15 Shots-on-Goal	25 Shots-on-Goal	35 Shots-on-Goal	72 Shots-on-Goal	150%
Revenue from Acquisitions competed 2018-2020(2)	25%	$150 million	$250 million	$350 million	$892 million	150%
(1)    The actual number of units that vested and issued in December 2019 with respect to the portion of the 2018 PSUs tied to revenue as follows: Mr. Higgins, 5,946; Mr. Foehr, 2,913; Mr. Korenberg, 2,305; and Mr. Berkman, 1,335.
(2)    The actual number of units that vested and issued in January 2021 with respect to the portion of the 2018 PSUs tied to the projected shots-on-goal and revenue expected to be generated from acquisitions as follows: Mr. Higgins, 5,964; Mr. Foehr, 2,911; Mr. Korenberg, 2,305; and Mr. Berkman, 1,335.

OTHER ELEMENTS OF COMPENSATION AND PERQUISITES
We also provide our named executive officers and other employees the following benefits and perquisites.
Health and Welfare Benefits
We provide to each named executive officer, the named executive officer’s spouse and children such health, dental and vision insurance coverage as we may from time to time make available to its other executives of the same level of employment. We pay a portion of the premiums for this insurance for all employees.
We provide each named executive officer such disability and/or life insurance as we may from time to time make available to our other employees of the same level of employment. We pay the premiums for this life insurance coverage for the named executive officers.
Defined Contribution Plan
We and our designated affiliates offer the Section 401(k) Savings/Retirement Plan (the “401(k) Plan”), a tax-qualified retirement plan, to their eligible employees. The 401(k) Plan permits eligible employees to defer from 1% to 90% of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. We also make matching contributions to the 401(k) Plan. In 2020, the match was equal to $0.40 per each $1.00 contributed by an employee up to an annual maximum of $4,800 per year.
Employee Stock Purchase Plan
Our 2002 Employee Stock Purchase Plan, as amended, which is intended to qualify under Section 423 of the Internal Revenue Code, permit participants to purchase Company stock on favorable terms. Plan participants are granted a purchase right to acquire shares of common stock at a price that is 85% of the stock price on either the first day of the six month offering period or the stock price on the last day of the six month offering period, whichever is lower. The purchase dates occur on the last business days of December and June of each year. To pay for the shares, each participant may authorize periodic payroll deductions from 1% to 10% of his or her cash compensation, subject to certain limitations imposed by the Internal Revenue Code. All payroll deductions collected from the participant in an offering period are automatically applied to the purchase of common stock on that offering period’s purchase date provided the participant remains an eligible employee and has not withdrawn from the employee stock purchase plan prior to that date.
Limited Perquisites and Other Benefits
We make available certain other perquisites or fringe benefits to executive officers and other employees, such as tuition reimbursement, professional society dues and food and recreational fees incidental to official company functions, including board meetings. The aggregate of these other benefits was less than $10,000 for each executive officer in the last fiscal year.
SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS
We believe that reasonable severance benefits for our named executive officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time following an involuntary termination of employment. We also believe that it is important to protect our named executive officers in the event of a change in control transaction involving us. In addition, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control severance benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders. Accordingly, the severance arrangements we have entered into with each of our executive officers provide for severance benefits in specified circumstances, as well as benefits in connection with an involuntary termination following a change in control.
Change in Control Arrangements
We have a change in control severance agreement with each of the named executive officers. In the event a named executive officer’s employment is terminated by us without cause or he or she resigns for good reason within 24 months following a change in control of our company, he or she will be eligible to receive a severance benefit equal to:
•one times (two times for Mr. Higgins) the annual rate of base salary in effect for such officer at the time of involuntary termination; plus
•one times (two times for Mr. Higgins) the greater of: (a) the maximum target bonus for the fiscal year in which the termination occurs; or (b) the maximum target bonus for the fiscal year in which the change in control occurs, if different; plus
•twelve (twenty-four for Mr. Higgins) multiplied by the monthly premium the executive would be required to pay for continued health coverage for himself or herself and his or her eligible dependents.
The foregoing severance amount will be payable in a lump sum following the officer’s termination of employment, subject to the officer’s execution of a general release of claims acceptable to us.
The change in control severance agreements also provide that all of a named executive officer’s outstanding stock awards will vest in the event of such a termination. In addition, the post-termination exercise period of a named executive officer’s stock options will be extended from three months to the date that is nine months following the date of termination (but in no event beyond the original expiration date of such options).
For purposes of the change in control severance agreements, an involuntary termination is either a termination of a named executive officer’s employment by us without cause or his resignation for good reason. “Cause” is generally defined as an officer’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, an officer’s willful and material breach of any obligation or duty under the employment agreement, any confidentiality and proprietary rights agreement or any written employment or other written policies that have previously been furnished to the officer, which breach is not cured within 30 days after written notice thereof is received by the officer, if such breach is capable of cure, the officer’s gross negligence or willful misconduct, including without limitation, fraud, dishonesty or embezzlement, in the performance of his duties, or the officer’s continuing failure or refusal to perform his assigned duties or to comply with reasonable directives of the board of directors that are consistent with the officer’s job duties (which directives are not in conflict with applicable law), which failure is not cured within 30 days after written notice thereof is received by the officer.

For purposes of the change in control severance agreements, “good reason” is generally defined as a material diminution in the officer’s authority, duties or responsibilities, a material diminution in the officer’s base compensation, a material change in the geographic location at which the officer must perform his duties, or any other action or inaction that constitutes a material breach by us or any successor or affiliate of its obligations to the officer under the employment agreement. An officer must provide written notice to us of the occurrence of any of the foregoing events or conditions without his written consent within 90 days of the occurrence of such event. We will have a period of 30 days to cure such event or condition after receipt of written notice of such event from the officer. Any voluntary termination of an officer’s employment for “good reason” must occur no later than the date that is six months following the initial occurrence of one of the foregoing events or conditions.
For purposes of the change in control severance agreements, a “change in control” has generally the same definition as given to such term under our 2002 Plan, as described below.
Amended and Restated Severance Plan
We maintain the Ligand Pharmaceuticals Incorporated Amended and Restated Severance Plan to provide severance payments to our employees and the employees of our subsidiaries upon an involuntary termination of employment without cause. Each of the named executive officers is eligible to participate in the severance plan, provided that he or she is not subject to disciplinary action or a formal performance improvement plan at the time of termination. However, if, as a result of his or her involuntary termination by us without “cause,” a named executive officer would be eligible to receive severance under any individual change in control severance agreement, employment agreement or other arrangement providing severance benefits, as approved by our board of directors or a committee thereof, such named executive officer will not be eligible for benefits under the severance plan.
Under the terms of the severance plan, a named executive officer will be eligible to receive (1) a lump sum payment in cash for his fully earned but unpaid base salary and accrued but unused vacation through the date of termination, (2) an amount equal to his base salary for the severance period, which period will be equal to (a) two months plus (b) one week for each year of service as of the date of termination and (c) continued health coverage at the same cost as was in effect for the named executive officer at the date of termination throughout such severance period, provided that such named executive officer elects continued coverage under COBRA. The foregoing cash severance benefit will be payable in a lump sum following the officer’s termination of employment, subject to the officer’s execution of a general release of claims acceptable to us.
For purposes of the severance plan, “cause” is generally defined as an officer’s conviction of (or entry of a plea of no contest to) any felony or any other criminal act, an officer’s commission of any act of fraud or embezzlement, an officer’s unauthorized use or disclosure of our confidential or proprietary information or trade secrets, or an officer’s commission of any material violation of our policies, or an officer’s commission of any other intentional misconduct which adversely affects our business or affairs in a material manner.
Change in Control Acceleration of Equity Awards
Equity awards granted under the 2002 Plan to the named executive officers may be subject to accelerated vesting in the event of a “change in control.”
Equity award agreements under the 2002 Plan, which cover each of the named executive officers, provide that such equity awards will automatically vest in the event of a “change in control” where the option is not assumed or replaced by a successor.
Under the 2002 Plan, a “change in control” is generally defined as:
•a merger, consolidation or reorganization of our company in which 50% or more of our voting securities change ownership;
•the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution of our company; or

•a change in control of our company effected through a successful tender offer for more than 50% of our outstanding common stock or through a change in the majority of our board of directors as a result of one or more contested elections for board membership.
In addition, the PSUs granted to the named executive officers in 2020 contain additional vesting provisions that will apply in the event of a change in control. In the event of a change in control prior to December 31, 2021, the number of PSUs in which a named executive will be eligible to vest under each PSU will be set at the “target” number of units, which “target” PSUs will continue to be eligible to vest based solely on the participant’s continued employment or service, with 50% of such “target” PSUs vesting on December 31, 2021 and 50% of such “target” PSUs vesting on December 31, 2022. In the event of a change in control after December 31, 2021 but prior to December 31, 2022, the remaining number of PSUs in which a participant will be eligible to vest under each PSU will be set at 50% of the “target” number of PSUs, which “target” PSUs will continue to be eligible to vest based solely on the participant’s continued employment or service through December 31, 2022.
Further, the PSUs granted to the named executive officers in 2019 contain additional vesting provisions that will apply in the event of a change in control. In the event a change in control had occurred prior to December 31, 2020, the number of PSUs in which a named executive would have been eligible to vest under each PSU would have been set at the “target” number of PSUs, which “target” PSUs would have continued to be eligible to vest based solely on the participant’s continued employment or service, with 50% of such “target” PSUs vesting on December 31, 2020 and 50% of such “target” PSUs vesting on December 31, 2021. In the event of a change in control after December 31, 2020 but prior to December 31, 2021, the remaining number of PSUs in which a participant will be eligible to vest under each PSU will be set at 50% of the “target” PSUs, which “target” PSUs will continue to be eligible to vest based solely on the participant’s continued employment or service through December 31, 2021.
RISK ASSESSMENT OF COMPENSATION POLICIES AND PROGRAMS
In January 2020, management and Radford assessed our compensation policies and programs for all employees for purposes of determining the relationship of such policies and programs and the enterprise risks faced by us and presented its assessment to our Human Capital Management and Compensation Committee. Based on these assessments, management recommended, and the Human Capital Management and Compensation Committee concluded, that none of our compensation policies or programs create risks that are reasonably likely to have a material adverse effect on us. In connection with their review, management and the Human Capital Management and Compensation Committee noted certain key attributes of our compensation policies and programs that help to reduce the likelihood of excessive risk taking, including:
•The program design provides a balanced mix of cash and equity compensation, fixed and variable compensation and annual and long-term incentives.
•Corporate performance objectives are designed to be consistent with our overall business plan and strategy, as approved by the board of directors.
•The determination of executive incentive awards is based on a review of a variety of indicators of performance, reducing the risk associated with any single indicator of performance.
•Our equity awards generally vest over multi-year periods.
•The Human Capital Management and Compensation Committee has the right to exercise negative discretion over executive annual incentive plan payments.

POLICIES REGARDING TAX DEDUCTIBILITY OF COMPENSATION
Section 162(m) of the Internal Revenue Code restricts the ability of publicly held companies to take a federal income tax deduction for compensation paid to “covered employees” to the extent that compensation exceeds $1.0 million per covered employee in any fiscal year. While we consider the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the Human Capital Management and Compensation Committee retains the discretion to approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid without regard to whether it may be tax deductible.

HUMAN CAPITAL MANAGEMENT AND COMPENSATION
COMMITTEE REPORT

The Human Capital Management and Compensation Committee of the board of directors has submitted the following report for inclusion in this proxy statement:

The Human Capital Management and Compensation Committee reviewed this Compensation Discussion and Analysis and discussed its contents with the company’s management. Based on the review and discussions, the Human Capital Management and Compensation Committee has recommended to the board of directors that this Compensation Discussion and Analysis be included in this proxy statement and our annual report for the year ended December 31, 2020.

This report of the Human Capital Management and Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the Human Capital Management and Compensation Committee.

Todd C. Davis, Chair
Jason M. Aryeh
John L. LaMattina, Ph.D.
Sarah Boyce

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation earned by our named executive officers during the fiscal years ended December 31, 2020, 2019 and 2018.

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
John L. Higgins	2020	$668,333	$2,277,460	$2,389,544	$501,250	$6,180	$5,842,767
Chief Executive Officer	2019	648,192	2,933,389	2,891,109	291,686	6,000	6,770,376
	2018	627,413	2,779,081	2,376,729	517,615	5,965	6,306,803
Matthew W. Foehr	2020	503,750	1,242,269	1,303,366	277,063	158,001(4)	3,484,450
President and Chief Operating Officer	2019	487,500	1,711,163	1,686,480	195,000	164,766(5)	4,244,909
	2018	458,931	1,361,147	1,164,133	252,412	87,517(6)	3,324,140
Matthew Korenberg	2020	482,833	1,150,224	1,206,821	265,558	5,700	3,111,136
Executive Vice President, Finance and Chief Financial Officer	2019	466,667	1,466,580	1,445,555	186,667	5,734	3,571,203
	2018	428,438	1,077,560	921,591	235,641	5,400	2,668,630
Charles S. Berkman	2020	441,917	644,168	675,820	176,767	6,180	1,944,851
Senior Vice President and General Counsel	2019	427,620	733,290	722,777	136,933	6,547	2,027,167
	2018	402,500	623,961	533,547	177,100	6,471	1,743,579

(1)    Reflects the grant date fair value for stock and option awards granted in 2018, 2019 and 2020, calculated in accordance with FASB ASC Topic 718, Compensation - Stock Compensation, (“Topic 718”). The assumptions used to calculate the value of stock and option awards are set forth under Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 24, 2021. With respect to the PSU awards included in the Summary Compensation Table, these amounts include the grant date fair value of such PSUs granted to each of the named executive officers based on the estimated probable outcome of the performance based objectives applicable to such awards on the grant date.
    With respect to the PSUs granted in 2020, the number of PSUs that are eligible to vest will be determined based on the measurement of two equally weighted metrics, the compound annual growth rate for our adjusted EPS over a two-year performance period and our relative TSR ranked on a percentile basis against the NASDAQ Biotechnology Index over a three-year performance period measured from January 1, 2020. The grant date fair value of the PSUs granted during 2020 included in this column that are tied to the compound annual growth rate for our adjusted EPS was calculated based on the probable achievement of the performance goals as determined at the date of grant, which was determined to be the target level of performance. The grant date fair value of the PSUs that are tied to relative TSR was calculated using the Monte Carlo simulation which utilizes the stock volatility, dividend yield and market correlation of the Company and the NASDAQ Biotechnology Index. For the PSUs granted during 2020, such inputs consisted of: (a) an expected term that was based on the actual 2.81 year term of the award; (b) a risk-free interest rate of 0.4% derived from the yield on U.S. government bonds of appropriate term from the U.S. Department of Treasury; (c) a dividend yield of 0.0% based on historic and future dividend yield estimates; (d) stock price volatility of 39.75% based on an analysis of the historical stock price volatility of Ligand and each company in the NASDAQ Biotechnology Index over the three years prior to the date of grant to conform to the term of the awards; and (e) initial TSR performance of -11.48% based on actual historical TSR performance for Ligand and each company in the NASDAQ Biotechnology Index. Based on this methodology, the valuation of the PSUs tied to relative TSR performance granted during 2020 was 52.81% of the closing price of our common stock on the date of grant. The highest level of performance that may be achieved for the PSUs is 200% of the target. The full grant date fair value of the PSUs awarded to our named executive officers during fiscal year 2020, assuming maximum achievement of the applicable performance objectives is as follows: Mr. Higgins $1,924,273, Mr. Foehr $1,049,603, Mr. Korenberg $971,834, and Mr. Berkman $544,291.
(2)    Represents performance bonus awards under the management bonus plan earned in 2018 and 2020, but paid in the subsequent year. For 2019, performance bonus awards earned in 2019 were also paid in 2019.

(3)    With the exception of Mr. Foehr, represents life insurance premiums paid by us for each year represented in the table and $4,800 in 401(k) matching funds paid by us for each named executive officer.
(4)    Pursuant to the management rights letter between Viking Therapeutics, Inc. (“Viking”) and Ligand dated May 21, 2014, we nominated Mr. Foehr to serve as a member of Viking’s board of directors. During 2020, in connection with Mr. Foehr’s service as a director of Viking, Mr. Foehr received (1) $38,000 in cash payments and (2) $114,001 in option awards (representing the aggregate grant date fair value of the option awards as reported by Viking, computed in accordance with authoritative accounting guidance). Additionally, Mr. Foehr received life insurance premiums paid by us for 2020 of $900, taxable fringe benefits of $300, and $4,800 in 401(k) matching funds paid by us in 2020.
(5)    During 2019, in connection with Mr. Foehr’s service as a director of Viking, Mr. Foehr received (1) $38,000 in cash payments and (2) $121,066 in option awards (representing the aggregate grant date fair value of the option awards as reported by Viking, computed in accordance with authoritative accounting guidance). Additionally, Mr. Foehr received life insurance premiums paid by us for 2020 of $900 and $4,800 in 401(k) matching funds paid by us in 2019.
(6) During 2018, in connection with Mr. Foehr’s service as a director of Viking, Mr. Foehr received (1) $33,170 in cash payments and (2) $48,647 in option awards (representing the aggregate grant date fair value of the option awards as reported by Viking, computed in accordance with authoritative accounting guidance). Additionally, Mr. Foehr received life insurance premiums paid by us for 2018 of $900 and $4,800 in 401(k) matching funds paid by us in 2018.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2020
The following table summarizes plan-based awards granted to our named executive officers during the last fiscal year.

Name	Grant Date	Date of Board Action approving Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John L. Higgins	2/10/20	2/10/20	—	502,500	—	—	—	—	—	—	—	—
	3/9/20	3/9/20	—	—	—	—	13,559	27,118	—	—	—	980,135
	2/13/20	2/13/20	—	—	—	—	—	—	13,559	—	—	1,297,325
	2/13/20	2/13/20	—	—	—	—	—	—	—	60,886	95.68	2,389,544
Matthew W. Foehr	2/10/20	2/10/20	—	252,500	—	—	—	—	—	—	—	—
	3/9/20	3/9/20	—	—	—	—	7,396	14,792	—	—	—	534,620
	2/13/20	2/13/20	—	—	—	—	—	—	7,396	—	—	707,649
	2/13/20	2/13/20	—	—	—	—	—	—	—	33,210	95.68	1,303,366
Matthew Korenberg	2/10/20	2/10/20	—	242,000	—	—	—	—	—	—	—	—
	3/9/20	3/9/20	—	—	—	—	6,848	13,696	—	—	—	495,008
	2/13/20	2/13/20	—	—	—	—	—	—	6,848	—	—	655,217
	2/13/20	2/13/20	—	—	—	—	—	—	—	30,750	95.68	1,206,821
Charles S. Berkman	2/10/20	2/10/20	—	177,200	—	—	—	—	—	—	—	—
	3/9/20	3/9/20	—	—	—	—	3,835	7,670	—	—	—	277,235
	2/13/20	2/13/20	—	—	—	—	—	—	3,835	—	—	366,933
	2/13/20	2/13/20	—	—	—	—	—	—	—	17,220	95.68	675,820
(1)    Represents the target cash bonus awards granted under our annual performance bonus program. Actual bonus amounts paid are reflected in the Summary Compensation Table above.
(2)    The PSUs will vest based on objectives related to the compound annual growth rate for our adjusted EPS for the two year performance period commencing January 1, 2020 and ending December 31, 2021 and our relative TSR for the three year performance period commencing January 1, 2020 and ending December 31, 2022, with each such objective equally weighted (and a possible performance multiplier of 200% for “maximum” performance relative to each objective). Threshold performance levels, below which no vesting will be awarded, were also established for each performance objective. For a description of the change in control provisions applicable to the foregoing equity award, see “Severance and Change in Control Arrangements” above.
(3)    The RSU awards granted to the named executive officers vest in equal installments over a three year period on each of February 15, 2021, 2022 and 2023. For a description of the change in control provisions applicable to the foregoing equity awards, see “Severance and Change in Control Arrangements” above.
(4)    Each option grant to the named executive officers vests 12.5% on August 15, 2020 and the remainder in 42 equal monthly installments. For a description of the change in control provisions applicable to the foregoing equity awards, see “Severance and Change in Control Arrangements” above.
(5)    Represents the fair value of the stock option or stock award at the time of grant as determined in accordance with the provisions of FASB ASC Topic 718. The assumptions used to calculate the value of stock and option awards are set forth under Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 24, 2021. With respect to awards, the vesting of which is performance-based, the grant date fair value is based on the estimated probable outcome of the performance objectives applicable to such awards on the grant date. The grant date fair value of the PSUs that are tied to relative TSR was calculated using the Monte Carlo simulation which utilizes the stock volatility, dividend yield and market correlation of the Company and the NASDAQ Biotechnology Index. See additional disclosure in footnote (1) under the “Summary Compensation Table” above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides information on all stock and option awards held by our named executive officers as of December 31, 2020. All outstanding equity awards are in shares of our common stock.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Unit or Other Rights That Have Not Vested (#)	Equity incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
John L. Higgins	60,000	—	—	10.05	2/16/2021	—	—	—	—
	144,666	—	—	14.47	2/8/2022	—	—	—	—
	95,616	—	—	21.92	2/15/2023	—	—	—	—
	14,334	—	—	32.00	6/3/2023	—	—	—	—
	93,627	—	—	74.42	2/11/2024	—	—	—	—
	54,421	—	—	56.26	2/10/2025	—	—	—	—
	54,226	—	—	85.79	2/11/2026	—	—	—	—
	41,827	1,819	—	100.38	2/24/2027	—	—	—	—
	28,457	12,935	—	159.01	3/2/2028	—	—	—	—
	26,857	31,739	—	117.97	2/11/2029	—	—	—	—
	12,685	48,201	—	95.68	2/13/2030	—	—	—	—
	—	—	—	—	—	24,740(4)	2,460,393	—	—
	—	—	—	—	—	—	—	6,404(5)	636,878
	—	—	—	—	—	—	—	13,559(6)	1,348,443
Matthew W. Foehr	64,547	—	—	21.92	2/15/2023	—	—	—	—
	64,210	—	—	74.42	2/11/2024	—	—	—	—
	42,113	—	—	56.26	2/10/2025	—	—	—	—
	27,080	—	—	85.79	2/11/2026	—	—	—	—
	24,319	1,057	—	100.38	2/24/2027	—	—	—	—
	13,939	6,335	—	159.01	3/2/2028	—	—	—	—
	15,667	18,514	—	117.97	2/11/2029	—	—	—	—
	6,919	26,291	—	95.68	2/13/2030	—	—	—	—
	—	—	—	—	—	13,671(7)	1,359,581	—	—
	—	—	—	—	—	—	—	3,736(5)	371,545
	—	—	—	—	—	—	—	7,396(6)	735,532
Matthew Korenberg	25,000	—	—	104.59	8/5/2025	—	—	—	—
	6,924	—	—	85.79	2/11/2026	—	—	—	—
	14,591	634	—	100.38	2/24/2027	—	—	—	—
	11,035	5,015	—	159.01	3/2/2028	—	—	—	—
	13,429	15,869	—	117.97	2/11/2029	—	—	—	—
	6,406	24,344	—	95.68	2/13/2030	—	—	—	—
	—	—	—	—	—	12,141 (8)	1,207,422	—	—
	—	—	—	—	—	—	—	3,202(5)	318,439
	—	—	—	—	—	—	—	6,848(6)	681,034
Charles S. Berkman	1,948	—	—	56.26	2/10/2025	—	—	—	—
	4,153	—	—	85.79	2/11/2026	—	—	—	—
	6,428	402	—	100.38	2/24/2027	—	—	—	—
	6,388	2,904	—	159.01	3/2/2028	—	—	—	—
	6,715	7,934	—	117.97	2/11/2029	—	—	—	—

3,588	13,632	—	95.68	2/13/2030	—	—	—	—
—	—	—	—	—	6,562 (9)	652,591	—	—
—	—	—	—	—	—	—	1,601(5)	159,219
—	—	—	—	—	—	—	3,835(6)	381,391

(1)    Each option grant to the named executive officers has a ten year term from the date of grant. Except as described below, each option vests 12.5% after six months from grant and the remainder in 42 equal monthly installments. For a description of the change in control provisions applicable to the stock option awards, see “Severance and Change in Control Arrangements” above.
(2)    Except as described in footnotes 5 and 6 below, the RSU awards granted to the named executive officers vest over a three year period in equal installments on February 15 of the first three calendar years following the year in which the date of grant occurs. For a description of the change in control provisions applicable to the stock awards, see “Severance and Change in Control Arrangements” above.
(3)    Computed by multiplying the closing market price of our common stock on December 31, 2020, the last trading day of 2020, of $99.45, by the number of shares of common stock subject to such award.
(4)    The table above reflects the remaining unvested RSUs from the following grants of RSUs to Mr. Higgins, which vest in equal installments over a three year period from the date of grant: 2,642 unvested RSUs granted on March 2, 2018, 8,539 unvested RSUs granted on February 11, 2019, and 13,559 unvested RSUs granted on February 13, 2020. For a description of the change in control provisions applicable to the stock awards, see “Severance and Change in Control Arrangements” above.
(5)    Represents the “target” number of PSUs granted to the named executive officer in 2019.
    A named executive officer was eligible to earn up to 150% of the “target” number of PSUs based on performance relative to the performance objectives established for these awards.
    The PSUs granted in 2019 were eligible to vest based on objectives related to our incremental revenue from acquisitions, new licensing deals and Captisol sales above projections for the two year performance period commencing January 1, 2019 and ending December 31, 2020 and licensing for internally funded programs commencing January 1, 2019 and ending December 31, 2021, with each such objective equally weighted (and a possible performance multiplier of 150% for “maximum” performance relative to both objectives). Threshold performance levels, below which no vesting will be awarded, were also established for each performance objective.
    In January 2021, the Human Capital Management and Compensation Committee certified our achievement relative to the incremental revenue objective for purposes of the 2019 PSUs and determined that a 150% of “target” payout with respect to the units eligible to vest based on the incremental revenue objective was earned. The actual number of units that vested and issued in January 2021 with respect to the portion of the 2019 awards tied to incremental revenue as follows: Mr. Higgins, 9,607; Mr. Foehr, 5,604; Mr. Korenberg, 4,803; and Mr. Berkman, 2,401. The value of these units that vested is reflected in the “Option Exercises and Stock Vested During Fiscal Year 2019” table below.
    The “target” number of PSUs granted to the named executive officers in 2019 that remain eligible to vest based on the licensing objective are reported in the column titled “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” above as follows: Mr. Higgins, 6,404; Mr. Foehr, 3,736; Mr. Korenberg, 3,202; and Mr. Berkman, 1,601.
    For a description of the change in control provisions applicable to the foregoing equity awards, see “Severance and Change in Control Arrangements” above.
(6)    Represents the “target” number of PSUs granted to the named executive officer in 2020. The PSUs granted in 2020 will vest based on objectives related to the compound annual growth rate of our adjusted EPS growth for two year performance period commencing January 1, 2020 and ending December 31, 2021 and Company's relative TSR for the three year performance period commencing January 1, 2020 and ending December 31, 2022, with each such objective equally weighted (and a possible performance multiplier of 200% for “maximum” performance relative to earnings per share growth objective). Threshold performance levels, below which no vesting will be awarded, were also established for each performance objective. For a description of the change in control provisions applicable to the foregoing equity awards, see “Severance and Change in Control Arrangements” above. The “target” number of PSUs granted to each of the named executive officers reflected in the column above are as follows: Mr. Higgins, 13,559; Mr. Foehr, 7,396; Mr. Korenberg, 6,848; and Mr. Berkman, 3,835.
(7)    The table above reflects the remaining unvested RSUs from the following grants of RSUs to Mr. Foehr, which vest in equal installments over a three year period: 1,294 unvested RSUs granted on March 2, 2018, 4,981 unvested RSUs granted on February 11, 2019, and 7,396 unvested RSUs granted on February 13, 2020. For a description of the change in control provisions applicable to the stock awards, see “Severance and Change in Control Arrangements” above.
(8)    The table above reflects the remaining unvested RSUs from the following grants of RSUs to Mr. Korenberg: 1,024 unvested RSUs granted on March 2, 2018, 4,269 unvested RSUs granted February 11, 2019, and 6,848 unvested RSUs granted on February 13, 2020. For a description of the change in control provisions applicable to the stock awards, see “Severance and Change in Control Arrangements” above.
(9)    The table above reflects the remaining unvested RSUs from the following grants of RSUs to Mr. Berkman, which vest in equal installments over a three year period: 593 unvested RSUs granted on March 2, 2018, 2,134 unvested RSUs granted February 11, 2019, and 3,835 unvested RSUs granted on February 13, 2020. For a description of the change in control provisions applicable to the stock awards, see “Severance and Change in Control Arrangements” above.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2020
The following table provides information on stock option exercises and stock vesting in fiscal 2020 by our named executive officers.

	Option Awards		Stock Awards
Name	No. of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John L. Higgins	87,097	6,695,153	25,874	3,429,934
Matthew W. Foehr	26,745	1,996,060	14,814	1,940,877
Matthew Korenberg	—	—	11,457	1,531,772
Charles S. Berkman	—	—	6,150	817,567

(1)    The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.
(2)    Computed by multiplying the closing market price of our common stock on the vesting date by the number of RSUs or PSUs subject to such award vesting on the applicable vesting date.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table summarizes potential change in control and severance payments to each named executive officer as of December 31, 2020. The three right-hand columns describe the payments that would apply in three different potential scenarios—a termination without cause prior to a change in control or more than 24 months following a change in control; a change in control without a termination of employment; or a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, in each case within 24 months following a change in control. The table assumes that the termination or change in control occurred on December 31, 2020. For purposes of estimating the value of accelerated equity awards to be received in the event of a termination of employment or change in control, we have assumed a price per share of our common stock of $99.45, which represents the closing market price of our common stock as reported on the Nasdaq Global Market on December 31, 2020, the last trading day of 2020. All cash severance benefits will be paid in a lump sum.

Name	Benefit	Termination Without Cause; No Change of Control ($)	Change of Control; No Termination ($)(1)	Termination Without Cause or Resignation for Good Reason within 24 Months Following a Change of Control ($)(2)
John L. Higgins	Salary	292,051	—	1,340,000
	Bonus	—	—	1,005,000
	Option acceleration	—	181,718	181,718
	Stock Award acceleration	—	5,476,910	5,476,910
	Benefits continuation	15,976	—	76,686
	Total value:	308,027	5,658,628	8,080,314
Matthew W. Foehr	Salary	181,282	—	505,000
	Bonus	—	—	252,500
	Option acceleration	—	99,117	99,117
	Stock Award acceleration	—	3,031,236	3,031,236
	Benefits continuation	15,976	—	38,343
	Total value:	197,258	3,130,353	3,926,196
Matthew Korenberg	Salary	136,513	—	484,000
	Bonus	—	—	242,000
	Option acceleration	—	91,777	91,777
	Stock Award acceleration	—	2,678,189	2,678,189
	Benefits continuation	12,781	—	38,343
	Total value:	149,294	2,769,965	3,534,308
Charles S. Berkman	Salary	235,699	—	443,000
	Bonus	—	—	221,500
	Option acceleration	—	51,393	51,393
	Stock Award acceleration	—	1,440,931	1,440,931
	Benefits continuation	19,171	—	38,343
	Total value:	254,870	1,492,324	2,195,167
(1)    The 2002 Plan provides that options or RSUs will vest in the event of a change in control and the options or RSUs are not assumed or replaced by a successor. This disclosure assumes that the successor does not assume or replace the options or RSUs. For purposes of calculating the values in the table above, PSUs are included at “target” performance levels.
(2)    The change in control severance agreements with each of our named executive officers provide that all of a named executive officer’s outstanding stock awards will vest in the event of an involuntary termination. For purposes of calculating the values in the table above, PSUs are included at “target” performance levels.

PAY RATIO DISCLOSURE

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer. We are providing the following information to comply with Item 402(u) of Regulation S-K:

•Total compensation of our CEO in 2020 was $5,842,767 as reported above in our Summary Compensation Table. The total compensation for the median employee, other than our CEO, was $307,111. The total compensation for the median employee was calculated according to the requirements of the Summary Compensation Table.

•The ratio of our CEO’s compensation to the compensation of the median employee for 2020 was 19 to 1.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

We had 155 active employees as of December 31, 2020. Pursuant to SEC rules, we chose to exclude 103 of these employees, each of whom was a newly acquired employee from the acquisitions we completed during 2020. As a result, we calculated the CEO pay ratio based on the remaining employee pool of 52 employees. To identify the median of the annual total compensation of our employees, we reviewed base salary, bonus and equity awards for 2020 for these employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2020, the Human Capital Management and Compensation Committee was composed of Messrs. Aryeh and Davis, Dr. LaMattina and Ms. Sarah Boyce. No executive officer of our company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of our board of directors or compensation committee.

EQUITY COMPENSATION PLANS

We have two compensation plans approved by our stockholders under which our equity securities are authorized for issuance to employees and directors for goods or services, the 2002 Plan and the Employee Stock Purchase Plan.

The following table summarizes information about our equity compensation plans as of December 31, 2020:

	(a) Number of securities to be issued upon exercises of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	1,611,830(1)	76.05	1,191,802(2)
Equity compensation plans not approved by security holders(3)	—	—	—
	1,611,830(1)	76.05	1,191,802(2)
(1)Includes options and RSUs outstanding under the 2002 Plan, with PSUs included at “target” levels.
(2)At December 31, 2020, 1,138,994 and 52,808 shares were available under the 2002 Plan and the Employee Stock Purchase Plan, respectively, for future grants of awards (calculated by including PSUs at the “target” level). Of the shares available under the Employee Stock Purchase Plan at December 31, 2020, 3,271 of the 52,808 share that were eligible for purchase were purchased during the offering period in effect on such date.
(3)There are no equity compensation plans (including individual compensation arrangements) not approved by our security holders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of fiscal year 2020, with respect to which we were a party, will be a party, or otherwise benefited, in which:
•the amounts involved exceeded or will exceed $120,000; and
•a director, nominee for director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.
Pursuant to our audit committee charter, the audit committee of our board of directors is responsible for reviewing and approving all transactions with related parties. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead the audit committee of our board of directors intends to review such transactions on a case by case basis. In addition, the Human Capital Management and Compensation Committee of our board of directors and/or our board of directors will review approve all compensation-related policies involving our directors and executive officers.

The severance arrangements we have entered into with each of our executive officers provide for severance benefits in specified circumstances, as well as benefits in connection with a change in control. See “Compensation Discussion and Analysis—Severance and Change in Control Arrangements.”

Our certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Pursuant to the management rights letter between Viking Therapeutics, Inc. (“Viking”), and the Company dated May 21, 2014, the Company nominated Mr. Foehr to serve as a member of Viking’s board of directors. During 2020, in connection with Mr. Foehr’s service as a director of Viking, Mr. Foehr received (1) $38,000 in cash payments and (2) $114,001 in option awards (representing the aggregate grant date fair value of the option awards as reported by Viking, computed in accordance with authoritative accounting guidance).

All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by the audit committee or a majority of the independent and disinterested members of the board of directors.

OTHER INFORMATION

DEADLINE FOR PROPOSALS FOR NEXT ANNUAL MEETING

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for the 2020 annual meeting of stockholders is December 24, 2021 (120 calendar days in advance of the anniversary of the date of this proxy statement). Stockholders wishing to submit proposals or director nominations that are to be included in such proxy statement and proxy must also do so by December 24, 2021. Stockholders are advised to review our amended and restated bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. Our current amended and restated bylaws are available at the SEC’s website, www.sec.gov, or upon written request to our Corporate Secretary at the address listed below. Stockholder proposals and director nominations should be directed to Corporate Secretary, Ligand Pharmaceuticals Incorporated, 3911 Sorrento Valley Boulevard, Suite 110, San Diego CA, 92121.

In addition, the proxy solicited by the board of directors for the next annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal no later than a reasonable period of time prior to the mailing of proxy materials for such annual meeting.

ANNUAL REPORT ON FORM 10-K

Stockholders that received the Notice of Internet Availability of Proxy Materials can access this Proxy Statement and our fiscal 2020 Annual Report at http://www.envisionreports.com/LGND, which does not have cookies that identify visitors to the site. A copy of the Annual Report of the Company on Form 10-K for the 2020 fiscal year has been mailed concurrently with this proxy statement to all stockholders that received a copy of the proxy materials in the mail. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material. Written requests for copies of our Annual Report to stockholders may also be directed to our Corporate Secretary, Ligand Pharmaceuticals Incorporated, 3911 Sorrento Valley Boulevard Suite 110, San Diego, CA 92121.

SOLICITATION OF PROXIES

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to directors, officers or employees of the Company for any such services. Except as described above, we do not presently intend to solicit proxies other than by internet.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially results in a reduced usage of natural resources and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement and one annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Any stockholder at a shared address to which a single copy of the documents was delivered and who wishes to receive a separate copy of the documents can request a copy of the documents by sending a written request to our Corporate Secretary, Ligand Pharmaceuticals Incorporated, 3911 Sorrento Valley Boulevard, Suite 110, San Diego, CA 92121, or contact our Corporate Secretary at (858) 550-7500. Also, if you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future, please notify your broker or direct your written request to Corporate Secretary, Ligand Pharmaceuticals Incorporated, 3911 Sorrento Valley Boulevard, Suite 110, San Diego, CA 92121, or contact our Corporate Secretary at (858) 550-7500. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER BUSINESS

As of the date of this proxy statement, the board of directors knows of no other business that will be presented for consideration at the annual meeting. If other matters are properly brought before the annual meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ CHARLES S. BERKMAN
Charles S. Berkman
Senior Vice President, General Counsel & Secretary
April 23, 2021

If you would like a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2020 that we filed with the SEC, we will send you one without charge. Please write to: Ligand Pharmaceuticals Incorporated, 3911 Sorrento Valley Boulevard, Suite 110 San Diego, CA 92121, Attn: Corporate Secretary. All of our SEC filings are also available in the Investors section of our website at www.ligand.com.

Ligand® VOTE

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You may vote online or by phone instead of mailing this card.

Online
Go to **www.envisionreports.com/LGND** or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2021 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 3.

+

1. Election of Directors:

01 - Jason Aryeh	02 - Sarah Boyce	03 - Todd Davis
04 - Nancy Gray	05 - John Higgins	06 - John Kozarich
07 - John LaMattina	08 - Sunil Patel	09 - Stephen Sabba

☐ **Mark here to vote FOR all nominees** ☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08	09
☐	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain
2. Ratification of Ernst & Young LLP as Ligand's independent registered accounting firm	☐	☐	☐
3. Approval, on an advisory basis, of the compensation of the named executive officers	☐	☐	☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /		

1 U P X

+

03EXUA

The 2021 Annual Meeting of Stockholders of Ligand Pharmaceuticals, Inc. will be held on Friday, June 4, 2021 at 8:30 a.m. Pacific time, virtually via the internet at www.meetingcenter.io/293363962.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is — LGND2021.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/LGND

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Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/LGND

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Ligand Pharmaceuticals Incorporated

Notice of 2021 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — June 4, 2021

The undersigned hereby appoints John L. Higgins and Charles S. Berkman, as proxies, jointly and severally, with full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Ligand Pharmaceuticals Incorporated to be held on June 4, 2021 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2-3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.